EXECUTION VERSION

AMENDED AND RESTATED SENIOR SECURED REVOLVING CREDIT AGREEMENT
dated as of
August 4, 2016
among
NORTHPORT TRS, LLC
as Borrower
The LENDERS Party Hereto
and
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
ING CAPITAL LLC, as Syndication Agent
$180,000,000
__________________
JPMORGAN CHASE BANK, N.A.
ING CAPITAL LLC
as Joint Bookrunners and Joint Lead Arrangers

TABLE OF CONTENTS

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SECTION 9.15.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions..................................................................................................96

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SCHEDULE I	– Commitments
SCHEDULE II	– Material Agreements and Liens
SCHEDULE III	– Litigation
SCHEDULE IV	– Subsidiaries and Investments
SCHEDULE V	– Transactions with Affiliates
SCHEDULE VI	– Moody’s Industry Classification Group List
SCHEDULE VII	– Approved Dealers and Approved Pricing Services
EXHIBIT A –	Form of Assignment and Assumption
EXHIBIT B –	[Reserved]
EXHIBIT C –	Form of Borrowing Base Certificate
EXHIBIT D –	Form of Borrowing Request
EXHIBIT E –	Form of Interest Election Request

AMENDED AND RESTATED SENIOR SECURED REVOLVING CREDIT
AGREEMENT dated as of August 4, 2016 (this “Agreement”), among NORTHPORT TRS, LLC, as Borrower (the “Borrower”), the LENDERS party hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A. as Administrative Agent and ING CAPITAL LLC, as Syndication Agent.
The Borrower, Resource Capital Corp., the “Lenders” party thereto (the “Existing Lenders”) and the Administrative Agent are parties to a Senior Secured Revolving Credit Agreement dated as of September 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time before the date hereof, the “Existing Credit Facility”).
Upon the payment in full of the loans and other obligations owing to the Existing Lenders under the Existing Credit Facility, (w) the commitment of the Existing Lender not a party hereto (the “Retiring Lender”) under the Existing Credit Facility will correspondingly be terminated and such Existing Lender will cease to be a “Lender” under the Existing Credit Facility as of the Restatement Effective Date, (x) each of the Existing Lenders party hereto shall become a “Lender” under this Agreement (each, a “Continuing Lender”) and (y) each of the lenders party hereto (other than the Continuing Lenders) (each, a “New Lender”) shall become a “Lender” under this Agreement.
The Borrower has requested that the Lenders provide the credit facilities described herein under this Agreement to extend credit to the Borrower in Dollars during the Availability Period (as defined below) in an aggregate principal or stated amount not in excess of
$180,000,000 at any time outstanding, the proceeds of which will be used in accordance with Section 5.09. The Lenders are prepared to amend and restate the Existing Credit Facility in the

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form hereof, and to extend credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01.     Defined Terms. As used in this Agreement, the following
terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means the acquisition by the Buyer of all of the issued and outstanding limited liability company interests of the Borrower.
“Acquisition Agreement” has the meaning assigned to such term in Section 4.01(l).
“Additional Debt Amount” means, as of any date, the greater of (i) $5,000,000 and (ii) 5% of Borrower’s Shareholders’ Equity.
“Adjusted LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the Eurocurrency Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.
“Adjusted Portfolio Investments Amount” means, at any date on which the
Borrowing Base is determined, the aggregate Value of all Portfolio Investments included in such
Borrowing Base, excluding the four Portfolio Investments included therein having the largest Value; provided that, for the foregoing purposes, Portfolio Investments issued by one or more members of any one consolidated group of corporations or other entities in accordance with GAAP shall be treated as a single Portfolio Investment.
“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Agent’s Account” means an account designated by the Administrative Agent in a notice to the Borrower and the Lenders.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

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“Advance Rate” has the meaning assigned to such term in Section 5.13.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by any Obligor in the ordinary course of business. In no event shall the Agent or any Lender be deemed an Affiliate of the Borrower or any of its Subsidiaries as a result of their relationship under this Agreement.
“Affiliate Agreements” means any agreement between the Borrower or any of its Subsidiaries, on the one hand, and any of their Affiliates, on the other hand.
“Aggregate First Lien Contribution” has the meaning assigned to such term in Section 5.13(f).
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the rate per annum equal to 1% plus the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day (or if such day is not a Business Day, the immediately preceding Business Day), for Dollar deposits with a term of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the rate appearing on Reuters Screen LIBOR01 Page (or successor or substitute therefor) as set forth above shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or such rate appearing on Reuters Screen LIBOR01 Page (or successor or substitute therefor), respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” has the meaning given in Section 3.07(c).
“Applicable Lending Office” means, for each Lender, the office of such Lender (or of a branch or affiliate of such Lender) designated for its Loans in its Administrative Questionnaire or such other office of such Lender (or of an affiliate or branch of such Lender) as such Lender may from time to time specify to the Borrower as the office by which its Loans to the Borrower are to be made and maintained.
“Applicable Margin” means, for any day, the Applicable Margin set forth below

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based on the aggregate number of Portfolio Investments held by the Obligors and the percentage of the Borrowing Base attributable to the Aggregate First Lien Contribution:

Number of Portfolio Investments	Percentage of the Aggregate First Lien Contribution to the Borrowing Base	Applicable Margin
Greater than or equal to 12	Not applicable	With respect to any ABR Loan, 2.00% and in the case of any Eurocurrency Loan, 3.00%
Less than 12	Greater than or equal to 65%	With respect to any ABR Loan, 2.25% and in the case of any Eurocurrency Loan, 3.25%
Less than 12	Less than 65%	With respect to any ABR Loan, 2.50% and in the case of any Eurocurrency Loan, 3.50%

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Approved Dealer” means (a) in the case of any Portfolio Investment that is not a
U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange
Act of 1934 of nationally recognized standing or an Affiliate thereof, (b) in the case of a
U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Portfolio Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, as set forth on Schedule VII or any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable determination.
“Approved Pricing Service” means a pricing or quotation service as set forth in
Schedule VII or any other pricing or quotation service approved by the Board of Directors of the Borrower and designated in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Board of Directors of the Borrower that such pricing or quotation service has been approved by the Borrower).
“Approved Third Party Appraiser” means each of (a) Duff & Phelps, (b) Houlihan Lokey, (c) Lincoln Advisors, (d) Murray, Devine & Co., (e) Valuation Research Corporation and (f) any other third party appraiser selected by the Borrower in its reasonable discretion.
“Asset Coverage Ratio” means the ratio, determined on a consolidated basis,

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without duplication, in accordance with GAAP, of (a) the value of total assets of the Borrower and its Subsidiaries, less all liabilities (other than outstanding Indebtedness, including outstanding Indebtedness hereunder) of the Borrower and its Subsidiaries, to (b) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries.
“Asset Sale” means a sale, sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Obligor’s assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired; provided, however, the term “Asset Sale” as used in this Agreement shall not include (i) the transfer of certain portfolio investments to New NP, LLC in connection with the
Acquisition, immediately prior to (or concurrently with) the closing on the Restatement Effective Date or (ii) any sale, assignment, conveyance, transfer or other disposition, or exchange of property, in one transaction or a series of transactions, among any Obligors.
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Restatement Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Northport TRS, LLC, a Delaware limited liability company.

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“Borrower Material Indebtedness” means (a) Indebtedness (other than the Loans, Hedging Agreements and total return swaps) of any one or more of the Borrower and its Subsidiaries in an aggregate outstanding principal amount exceeding $5,000,000, (b) obligations in respect of one or more Hedging Agreements under which the maximum aggregate amount (giving effect to any netting agreements) that one or more of the Borrower and its Subsidiaries would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed $5,000,000, and (c) obligations of one or more of the Borrower and its Subsidiaries in respect of any total return swap under which the outstanding notional value less all of the collateral supporting such total return swap at such time would exceed $5,000,000.
“Borrowing” means (a) all ABR Loans made, converted or continued on the same date and/or (b) all Eurocurrency Loans that have the same Interest Period, as applicable.
“Borrowing Base” has the meaning assigned to such term in Section 5.13.
“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit C and appropriately completed.
“Borrowing Base Deficiency” means, at any date on which the same is determined, the greater of the amounts, if any, by which the aggregate Covered Debt Amount as of such date exceeds either (a) the Borrowing Base as of such date or (b) the Adjusted Portfolio Investments Amount as of such date.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 substantially in the form of Exhibit D.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; and when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.
“Buyer” means CVC Credit Partners U.S. Lending I, L.P., a limited partnership managed by CVC Credit Partners, LLC as investment manager, controlled by CVC Credit Partners U.S. Lending I GP, LLC, as general partner, and with Coller Partners 708 LP Incorporated and CVC Credit Partners, LLC as limited partners.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding any other provision contained herein, any change in GAAP that would require an operating lease to be treated similar to a capital lease should not be given effect hereunder.

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“Cash” means any immediately available funds in Dollars or in any currency other than Dollars which is a freely convertible currency.
“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:
(a)U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;
(b)investments in commercial paper or other short-term corporate obligations maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;
(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;
(d)fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;
(e)a Reinvestment Agreement issued by any bank (if treated as a deposit by such bank), or a Reinvestment Agreement issued by any insurance company or other corporation or entity, in each case, at the date of such acquisition having a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; provided that such Reinvestment Agreement may be unwound at the option of the Borrower at any time without penalty; and
(f)money market funds that have, at all times, credit ratings of “Aaa” and
“MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively;
provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to

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be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities or repurchase agreements) shall not include any such investment of more than 10% of total assets of the Obligors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars.
“Change in Control” means (A) more than 50% of the economic or voting rights of CVC Credit Partners, LLC are no longer held or exercised, whether directly or indirectly, by a member of CVC or a Qualifying Person, (B) CVC Credit Partners, LLC or its Affiliates ceases to directly, or indirectly manage or control the Buyer, (C) Coller International Partners VII, L.P. and/or its Affiliates ceases to directly own or control at least 50% of the limited partnership interests in the Buyer, (D) the Buyer ceases to directly or indirectly own or control all of the limited liability company interests issued by the Borrower, or (E) the Borrower ceases, directly or indirectly, to own and control 100% of the outstanding voting equity interests issued by and the economic interest in each of the Subsidiary Guarantors.
“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Code” means the Internal Revenue Code of 1986, as amended from time to time. “Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.
“Collateral Account” has the meaning set forth in the Custodian Agreement.
“Collateral Agent” means JPMCB in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder. “Collateral Pool” means, at any time, each Portfolio Investment that has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent and is subject to the Lien of the Guarantee and Security Agreement, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein and in which the Collateral Agent

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has a first-priority perfected Lien as security for the Secured Obligations (as defined in the Guarantee and Security Agreement), (subject to any Lien permitted by Section 6.02 hereof), provided that in the case of any Portfolio Investment in which the
Collateral Agent has a first-priority perfected security interest pursuant to a valid
Uniform Commercial Code filing (and for which no other method of perfection with a higher priority is possible), such Portfolio Investment may be included in the Borrowing Base so long as all remaining actions to complete “Delivery” are satisfied in full within 7 days of such inclusion.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 or as otherwise provided in this
Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $180,000,000.
“Commitment Termination Date” means July 31, 2018.
“Competitor” means a “direct competitor” of the Borrower (or any of the Borrower’s Affiliates or Subsidiaries) as specified by the Borrower on a list, which shall not exceed 20 entities at any one time, delivered to the Administrative Agent on or prior to the Restatement Effective Date, as such list may be updated from time to time with the approval of the Administrative Agent, such approval not to be unreasonably withheld or delayed, which list (or any update thereto) shall be promptly disclosed to the Lenders.
“Continuing Lender” has the meaning set forth in the recitals.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Debt Amount” means, on any date, (a) all of the Revolving Credit Exposures of all Lenders on such date plus (b) the aggregate amount of any Indebtedness incurred pursuant to Section 6.01(g).
“Custodian” means U.S. Bank National Association.
“Custodian Agreement” means the Amended and Restated Custodian Agreement

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dated as of August 4, 2016 by and among the Borrower and U.S. Bank National Association, as custodian and as document custodian, and as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“CVC” means CVC SIF and each of its direct and indirect subsidiaries and their respective Affiliates, CVC Capital Partners Advisory Group Holding Foundation and each of its direct and indirect subsidiaries and their respective Affiliates, CVC Credit Partners Group Holding Foundation and each of its direct and indirect subsidiaries and each of their respective Affiliates, and the successors and assigns of the aforementioned entities (including, for the avoidance of doubt, any successor entity to which their business or assets have been transferred), but excluding Resource America and excluding the Buyer and the CVC Vehicles. For the avoidance of doubt “member of CVC” excludes the Buyer and any CVC Vehicle.
“CVC Capital Partners Advisory Group Holding Foundation” means CVC Capital Partners Advisory Group Holding Foundation, formed under the Foundations (Jersey) Law 2009 with a registered office at 22 Grenville Street St Helier Jersey, JE4 8PX.
“CVC Credit Partners Group Holding Foundation” means CVC Credit Partners Group Holding Foundation, formed under the Foundations (Jersey) Law 2009 with a registered office at 22 Grenville Street St Helier Jersey, JE4 8PX.
“CVC Executive” means a director, officer, associate, partner or employee of any member of CVC.
“CVC SIF” means CVC Capital Partners SICAV-FIS S.A. and each of its direct and indirect subsidiaries.
“CVC Vehicle” means any pooled investment vehicle or separate managed account arrangement managed or advised by any member of CVC (excluding, for the avoidance of doubt, the Buyer).
“Debt Document” has the meaning assigned to such term in the Guarantee and Security Agreement.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date required to be funded by it hereunder, unless, in the case of any Loans, such Lender’s failure is based on such Lender’s reasonable determination that the conditions precedent to funding such Loan under this Agreement have not been met, such conditions have not otherwise been waived in accordance with the terms of this Agreement and such Lender has advised the Administrative

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Agent in writing (with reasonable detail of those conditions that have not been satisfied) prior to the time at which such funding was to have been made, (b) notified the Borrower, the
Administrative Agent or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (f) become, or has a parent company that has become, the subject of a Bail-In Action; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed in any such case, where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Disqualified Equity Interests” means stock of the Borrower that after its issuance is subject to any agreement between the holder of such stock and the Borrower where the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate all such stock, other than (x) as a result of a change of control or asset sale or (y) in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, shares of stock.

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“Dollars” or “$” refers to lawful money of the United States of America. “EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock.
“ERISA” means the Employee Retirement Income Security Act of 1974, as
amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c)
of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041 of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower or any ERISA Affiliates of any liability with respect to a withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or a

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“complete withdrawal” or “partial withdrawal” (within the meanings of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice (not issued in error) from any Multiemployer Plan concerning the imposition of Withdrawal Liability on the Borrower or any ERISA Affiliate or a determination that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or in “reorganization” (within the meaning of Section 4241 of ERISA).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing and for any applicable Interest Period, the LIBOR Screen Rate as of the Specified Time on the Quotation Day for such Interest Period, provided that if the applicable Screen Rate shall not be available for such Interest Period with respect to such Eurocurrency Borrowing for any reason, then, subject to Section 2.12, the applicable Reference Bank Rate shall be the Eurocurrency Rate for such Interest Period for such Eurocurrency Borrowing, and provided further, that, if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or by any other jurisdiction in which the Borrower is located, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), (d) any United States federal withholding Taxes imposed under FATCA and
(e) any Tax imposed as a result of the Administrative Agent’s or such Lender’s failure or inability to comply with Sections 2.16(e), (f) or (g).
“Existing Credit Facility” has the meaning assigned to such term in the preamble

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to this Agreement.
“Extraordinary Receipts” means any cash received by or paid to or for the account of any Obligor, with respect to any foreign, United States, state or local tax refunds, pension plan reversions, judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement and proceeds of insurance (excluding, however, for the avoidance of doubt, proceeds of any issuance of Equity Interests by the Borrower and issuances of Indebtedness by any Obligor or any Asset Sales); provided, however, that Extraordinary Receipts shall not include any (x) amounts that the Borrower receives from the Administrative Agent or any Lender pursuant to Section 2.16(h), or (y) cash receipts to the extent received from proceeds of insurance, condemnation awards (or payments in lieu thereof), indemnity payments or payments in respect of judgments or settlements of claims, litigation or proceedings to the extent that such proceeds, awards or payments are received by any Person in respect of any claim against or loss by such Person and promptly applied to pay (or to reimburse such Person for its prior payment or incurrence of) such claim or loss and the costs and expenses of such Person with respect thereto. “FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the
NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website (https://www.newyorkfed.org) from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, the Federal Funds Effective Rate shall be deemed to be zero for purposes of this Agreement.
“Financial Indebtedness” of a Person means Indebtedness of the type that appears as “debt” upon a consolidated balance sheet (excluding the footnotes thereto) of such Person and its Subsidiaries prepared in accordance with GAAP.
“Financial Officer” means the president, any senior vice president, chief financial officer, principal accounting officer, chief accounting officer, treasurer, assistant treasurer, controller or assistant controller of the Borrower, or any officer of the Borrower who is authorized to sign all documentation and execute all agreements relating to financial reporting on behalf of the Borrower.

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“Foreign Lender” means any Lender that is not a “United States person” as defined under Section 7701(a)(30) of the Code.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).
“Guarantee and Security Agreement” means that certain Amended and Restated Guarantee and Security Agreement dated as of August 4, 2016 among the Borrower, the Subsidiary Guarantors, the Administrative Agent and the Collateral Agent.
“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A to the Guarantee and Security Agreement between the Administrative Agent and an entity that, pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall request, consistent with the requirements of Section 5.08).

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“Guaranteed Obligations” has the meaning assigned to such term in the Guarantee and Security Agreement.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person (i) for borrowed money or (ii) with respect to deposits or advances of any kind that are required to be accounted for under GAAP as a liability on the financial statements of such Person (other than deposits received in connection with a Portfolio Investment in the ordinary course of such Person’s business (including, but not limited to, any deposits or advances in connection with expense reimbursement, prepaid agency fees, other fees, indemnification, work fees, tax distributions or purchase price adjustments)), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and accrued expenses incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien (other than a Lien permitted by Section 6.02(c)) on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (y) a commitment arising in the ordinary course of business to make a future Portfolio Investment, or
(z) any accrued incentive, management or other fees to the Borrower’s investment manager or Affiliates (regardless of any deferral in payment thereof).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Independent Valuation Provider” means an independent third-party valuation

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firm, including, Murray, Devine & Co., Houlihan Lokey, Duff & Phelps, Lincoln Advisors, Valuation Research Corporation, Alvarez & Marsal and any other person reasonably acceptable to the Borrower and the Administrative Agent.
“Industry Classification Group” means (a) any of the Moody’s classification groups set forth in Schedule VI hereto, together with any such classification groups that may be subsequently established by Moody’s and provided by the Borrower to the Administrative Agent and (b) up to three additional industry group classifications established by the Borrower pursuant to Section 5.12.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06 substantially in the form of Exhibit E.
“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date and (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.
“Interest Period” means with respect to any Eurocurrency Borrowing the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Loan is made and, thereafter, shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.
“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person, but excluding any advances to employees, officers, directors and consultants of the Borrower or any of its

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Subsidiaries for travel, entertainment, business and moving expenses and other similar expenses in the ordinary course of business); or (c) Hedging Agreements.
“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.
“Investment Policies” has the meaning assigned to such term in Section 3.11(b).
“JPMCB” means JPMorgan Chase Bank, N.A.
“Joint Lead Arrangers” means JPMCB and ING Capital LLC.
“Lenders” has the meaning assigned to such term in the preamble to this Agreement.
“LIBOR” means the rate at which deposits denominated in Dollars are offered to leading banks in the London interbank market.
“LIBOR Screen Rate” means the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion; provided, that, if any LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms at fair value so long as in the case of any Portfolio Investment, the Value used in determining the Borrowing Base is not greater than the call price), except in favor of the issuer thereof (and, for the avoidance of doubt, in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof pursuant to the underlying documentation of such Investment shall not be deemed to be a “Lien” and, in the case of Portfolio Investments that are equity securities, excluding customary drag-along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer).

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“Limited Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of CVC Credit Partners U.S. Lending I, L.P. dated August 1, 2016.
“Loan Documents” means, collectively, this Agreement and the Security Documents.
“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01.
“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.
“Material Adverse Effect” means a material adverse effect on (a) the business,
Portfolio Investments and other assets, liabilities and financial condition of the Borrower and its
Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Investments of the Borrower and its Subsidiaries), or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.
“Maturity Date” means the earliest to occur of (a) July 31, 2020 (as such date may be extended in accordance with Section 2.20) and (b) the date on which the Commitments have been terminated and the aggregate amount of Loans outstanding has been repaid in full and all other obligations of the Borrower hereunder have been paid in full (other than any Unasserted Contingent Obligations).
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto. “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes any contributions.
“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to (i) the sum of Cash payments and Cash Equivalents received by the Obligors from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (ii) (w) any costs, fees, commissions, premiums and expenses incurred by any Obligor directly incidental to such Asset Sale, (x) any accrued interest and compensation with respect to a delayed settlement for such Asset Sale, (y) all taxes paid or reasonably estimated to be payable by the Borrower or by the relevant Subsidiaries or other Affiliates as a result of such Asset Sale (after taking into account any available tax credits or deductions specifically relating to such Asset Sale), and (z) reserves for indemnification, purchase price adjustments or analogous arrangements reasonably estimated by the Borrower or the relevant Subsidiary in connection with such Asset Sale; provided that, if the amount of any estimated reserves pursuant to this clause (z) exceeds the amount actually required to be paid in cash in respect of

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indemnification, purchase price adjustments or analogous arrangements for such Asset Sale, the aggregate amount of such excess shall constitute Net Asset Sale Proceeds (as of the date the Borrower determines such excess exists).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if neither of such rates is published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it in its reasonable discretion; provided, further, that if any of the aforesaid rates shall be less than zero, the NYFRB Rate shall be deemed to be zero for purposes of this Agreement.
“Obligor” means, collectively, the Borrower and the Subsidiary Guarantors.
“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of any Obligor’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of any Obligor’s business in connection with its purchasing of securities, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Investment Policies, provided that such Indebtedness does not arise in connection with the purchase of Portfolio Investments other than Cash Equivalents and U.S. Government Securities and (c) Indebtedness in respect of judgments or awards so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII.
“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

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“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar transactions by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“PBGC” means the Pension Benefit Guaranty Corporation as referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Equity Interests” means stock of the Borrower that does not constitute Disqualified Equity Interests.
“Permitted Liens” means: (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, landlord, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money); (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than Liens in respect of employee benefit plans arising under ERISA or Section 4975 of the Code) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business, provided that all Liens on any Collateral included in the Borrowing Base that is permitted pursuant to this clause (e) shall have a priority that is junior to the Liens under the Security Documents; (f) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII; (g) customary rights of setoff, banker’s lien, security interest or other like right upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations, provided that such rights are subordinated, pursuant to the terms of the Custodian Agreement, to the first priority perfected security interest in the Collateral created in favor of the Collateral Agent, except to the

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extent expressly provided in the Guarantee and Security Agreement; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (i) deposits of money that are not Collateral made in the ordinary course of business to secure leases to which any Obligor is a party as a lessee; (j) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not interfere with or affect in any material respect the ordinary course conduct of the business of the Borrower and its Subsidiaries; (k) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder); and (l) precautionary Liens, and filings of financing statements under the Uniform Commercial Code, covering assets sold or contributed to any Person not prohibited hereunder.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Portfolio Investment” means any Investment held by the Obligors in their asset portfolio (and solely for purposes of determining the Borrowing Base, and of Sections 6.02(d) and 6.04(d) and clause (p) of Article VII, Cash and Cash Equivalents). Notwithstanding the foregoing, nothing herein shall limit the provisions of Section 5.12(b)(i), which provides that, for purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled), provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Qualifying Person” means (a) any current or former CVC Executive; (b) any relative (being a spouse, former spouse, brother, sister, lineal descendant or lineal ascendant) of any person mentioned in (a); (c) the trustee of any trust the main beneficiary or beneficiaries of which are persons described in (a) and/or (b); and (d) any company or arrangement creating

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rights in the nature of ownership or co-ownership the principal interest in which is held for persons described in (a), (b) and/or (c).
“Quarterly Dates” means the last Business Day of March, June, September and December in each year.
“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, two Business Days prior to the commencement of such Interest Period.
“Quoted Investments” has the meaning set forth in Section 5.12(b)(ii)(A).
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the Specified Time on the Quotation Day for Loans in Dollars and the applicable Interest Period; provided, that, if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Reference Banks” means such banks as may be appointed by the Administrative Agent in consultation with the Borrower.
“Register” has the meaning set forth in Section 9.04.
“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
“Reinvestment Agreement” means a guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity having a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; provided that such agreement provides that it is terminable by the purchaser, without penalty, if the rating assigned to such agreement by either S&P or Moody’s is at any time lower than such ratings.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, trustees, administrators, employees, agents, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having Revolving Credit
Exposures and unused Commitments representing more than 50% of the sum of the total
Revolving Credit Exposures and unused Commitments at such time; provided that the Revolving Credit Exposures and unused Commitments of any Defaulting Lenders shall be disregarded in the determination of Required Lenders to the extent provided for in Section 2.18.
“Resource America” means Resource America Inc., a Delaware corporation,

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together with its Affiliates, including any funds, investment vehicles and accounts managed by such entities or persons.
“Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Borrower (other than any equity awards granted to employees, officers, directors and consultants of the Borrower or any of its Affiliates), provided, for clarity, neither the conversion of convertible debt into capital stock nor the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made solely with capital stock (other than interest, which may be payable in cash) shall be a Restricted Payment hereunder.
“Retiring Lender” has the meaning set forth in the recitals.
“Return of Capital” means any return of capital received by the Obligors in respect of any Portfolio Investment, including, without limitation, any amount received in respect of principal (whether at stated maturity, by acceleration or otherwise) and any net cash proceeds of the sale of any property or assets pledged as collateral in respect of such Portfolio Investment to the extent the Obligor is permitted to retain all such proceeds (under law or contract) minus all taxes paid or reasonably estimated to be payable by the Borrower or the relevant Subsidiaries or other Affiliates as a result of such return of capital or receipt of proceeds (after taking into account any available tax credits or deductions).
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans at such time made or incurred under the Commitments.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., a New York corporation, or any successor thereto.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-
related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in

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a Sanctioned Country or (c) any Person majority owned or Controlled by any such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Screen Rate” means the LIBOR Screen Rate.
“Secured Party” has the meaning set forth in the Guarantee and Security Agreement.
“Security Documents” means, collectively, the Guarantee and Security
Agreement, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, intercreditor agreements, control agreements and other instruments executed and delivered at any time by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations under and as defined in the Guarantee and Security Agreement.
“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity for any Person at such date.
“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest, provided that (a) such Lien was created to secure Indebtedness owing by such issuer to such creditors, (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors and (c) unless such Equity Interest is not intended to be included in the Collateral, the documentation creating or governing such Lien does not prohibit the inclusion of such Equity Interest in the Collateral.
“Specified Time” means 11:00 a.m., London time.
“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the applicable maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently

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referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by any Obligor in the ordinary course of business. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.
“Subsidiary Guarantor” means each Subsidiary of the Borrower.
“Syndication Agent” means ING Capital LLC, in its capacity as syndication agent hereunder.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments or fees imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the date on which the Commitments have expired or been terminated and the principal of and accrued interest on each Loan and all fees and other amounts payable hereunder (other than Unasserted Contingent Obligations) shall have been paid in full.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

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“Unadjusted Eligible Portfolio Investments” means all Portfolio Investments eligible for inclusion in the Borrowing Base, as determined prior to taking into account any reductions in the Advance Rates set forth in Section 5.13.
“Unasserted Contingent Obligations” means all (i) unasserted contingent indemnification obligations not then due and payable and (ii) unasserted expense reimbursement obligations (including without limitation, any obligations under Sections 2.14, 2.16 or 9.03) not then due and payable.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Unquoted Investments” has the meaning set forth in Section 5.12(b)(ii)(B).
“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.
“Valuation Policy” has the meaning assigned to such term in Section 5.12(b)(ii)(B).
“Value” has the meaning assigned to such term in Section 5.13.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Sections 4203 and 4205 of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02.     Classification of Loans and Borrowings. For purposes of
this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., an “ABR Loan” or an “ABR Borrowing”).
SECTION 1.03.     Terms Generally. The definitions of terms herein shall
apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any

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agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, supplements, renewals or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For the avoidance of doubt, any cash payment (other than any cash payment on account of interest) made by the Borrower in respect of any conversion features in any convertible securities that may be issued by the Borrower shall constitute a “regularly scheduled payment, prepayment or redemption of principal and interest” within the meaning of clause (a) of Section 6.12.
SECTION 1.04.     Accounting Terms; GAAP. Except as otherwise expressly
provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For all purposes of determining compliance with the terms and conditions of this Agreement, the value of assets of the Borrower shall be determined on a fair value basis. To the extent any financial statements delivered pursuant to this Agreement do not reflect the Borrower’s assets on a fair value basis, for purposes of determining compliance, relevant values in such statements shall be adjusted to reflect the fair value of the Borrower’s assets using the methodology for determining value used to calculate the Borrowing Base. For the avoidance of doubt, the financial statements of the Borrower delivered pursuant to this Agreement shall at all times be required to reflect the assets of the Borrower on a fair value basis. The Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Financial Accounting Standard No. 159 (or successor standard solely as it relates to fair valuing liabilities) or accounts for liabilities acquired in an acquisition on a fair value basis pursuant to Financial Accounting Standard No. 141(R) (or successor standard solely as it relates to fair valuing liabilities), all valuations of liabilities for purposes of determinations of compliance by the Borrower with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Financial Accounting Standard No. 159 (or such successor standard solely as it relates to fair

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valuing liabilities) or, in the case of liabilities acquired in an acquisition, Financial Accounting Standard No. 141(R) (or such successor standard solely as it relates to fair valuing liabilities).
ARTICLE II

THE CREDITS
SECTION 2.01.     The Commitments. Subject to the terms and conditions set
forth herein, each Lender agrees to make Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) the aggregate
Revolving Credit Exposure of all of the Lenders exceeding the Commitments, or (iii) the total
Covered Debt Amount exceeding, either the Adjusted Portfolio Investments Amount or the Borrowing Base then in effect. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
SECTION 2.02.     Loans and Borrowings.

(a)	Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)	Type of Loans. Subject to Section 2.12, (i) each Borrowing shall be constituted entirely of ABR Loans or of Eurocurrency Loans. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)	Minimum Amounts. Each Borrowing (whether Eurocurrency or ABR)
shall be in an aggregate amount of $1,000,000 or a larger multiple of $1,000,000 or, such smaller minimum amount as may be agreed to by the Administrative Agent; provided that a Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time.

(d)	Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefor would end after the Maturity Date.

(e)	Restatement Effective Date Adjustments. On the Restatement Effective

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Date the Borrower will borrow from each of the Lenders, and the Lenders will make Loans to the Borrower (in the case of Eurocurrency Loans, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s) under the Existing Credit Facility), and (notwithstanding the provisions in this Agreement requiring that borrowings and prepayments be made ratably) simultaneously prepay the outstanding loans owed under the Existing Credit Facility (together with any amounts payable under Section 2.15 of the Existing Credit Facility) to each of the Existing Lenders, so that after giving effect to such Loans and prepayments, the Loans (and Interest Period(s) of Eurocurrency Loan(s)) shall be held by the Lenders pro rata in accordance with the respective amounts of their Commitments; provided that (i) the prepayment to, and borrowing from, any Continuing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Continuing Lender under the Existing Credit Facility will be subsequently borrowed from such Continuing Lender on the Restatement Effective Date, and (ii) the Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans of each Type are held ratably by the Lenders of such Type in accordance with each Lender’s Applicable Percentage of Commitments and portion of Loans, which, for the purposes of this Agreement and each other Loan Document, will be as set forth opposite such Person’s name on Schedule I.
SECTION 2.03.     Requests for Borrowings.
(a)Notice by the Borrower. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m.,
New York City time, on the Business Day immediately preceding the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.
(b)Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

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(iv)in the case of a Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and
(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

(c)	Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(d)	Failure to Elect. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Borrowing having an Interest Period of one month. If a Eurocurrency Borrowing is requested but no Interest Period is specified, the requested Borrowing shall be a Eurocurrency Borrowing having an Interest Period of one month’s duration.
SECTION 2.04.     [Reserved].
SECTION 2.05.     Funding of Borrowings.
(a)     Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00
p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request.
(b)     Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative
Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative
Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph shall relieve any Lender of its obligation

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to fulfill its commitments hereunder, and shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.06.     Interest Elections.
(a)Elections by the Borrower for Borrowings. Subject to Section 2.03(d), the Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.
(b)Notice of Elections. To make an election pursuant to this Section, the
Borrower shall notify the Administrative Agent of such election by telephone by the time that a
Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic communication to the Administrative Agent of a written Interest Election Request signed by the Borrower.
(c)Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the relevant Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

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(iv)if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).
(d)Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurocurrency Borrowing having an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Eurocurrency Borrowing may have an Interest Period of more than one month’s duration.
SECTION 2.07.     Termination or Reduction of the Commitments.
(a)Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.
(b)Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $10,000,000 (or, if less, the entire remaining amount of the Commitments) or a larger multiple of $1,000,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the total Revolving Credit Exposures would exceed the total Commitments.
(c)Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state

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that such notice is conditioned upon the effectiveness of other events, including credit facilities, in which case such notice may be revoked by the Borrower (by notice to the
Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(d)Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.08.     Repayment of Loans; Evidence of Debt.
(a)Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans and all other amounts due and owing hereunder and under the other Loan Documents on the Maturity Date.
(b)Manner of Payment. Subject to Section 2.09(d), prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that, each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings, and second, to any remaining Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).
Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.
(c)Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d)Maintenance of Records by the Administrative Agent. The Administrative
Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender of hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.
(e)Effect of Entries. The entries made in the records maintained pursuant to

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paragraph (c) or (d) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(f)Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (and reasonably acceptable to the Borrower). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.09.     Prepayment of Loans.

(a)	Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty except for payments under Section 2.15, subject to the requirements of this Section.

(b)	[Reserved].

(c)	Mandatory Prepayments due to Borrowing Base Deficiency. In the event that at any time any Borrowing Base Deficiency shall exist, the Borrower shall prepay the Loans in such amounts as shall be necessary so that such Borrowing Base Deficiency is immediately cured, provided that if, within five Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency (and/or at such other times as the Borrower has knowledge of such Borrowing Base Deficiency), the Borrower shall present the Administrative Agent with a reasonably feasible plan that is reasonably satisfactory to the Administrative Agent to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30Business Day period shall include the five Business Days permitted for delivery of such plan), then such prepayment or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period.

(d)	Mandatory Prepayments due to Certain Events.
(i)Asset Sales. In the event that any Obligor shall receive any Net Asset Sale Proceeds at any time after the Restatement Effective Date, the Borrower shall, no later than the third Business Day following the receipt of such Net Asset Sale Proceeds, prepay the Loans in an amount equal to (A) if the Obligors have in aggregate less than 12

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Portfolio Investments, one hundred percent (100%) of such Net Asset Sale Proceeds, (B) if the Obligors have in aggregate 12 or more but less than 15 Portfolio Investments, fifty percent (50%) of such Net Asset Sale Proceeds, and (C) if the Obligors have in aggregate 15 or more Portfolio Investments, zero percent (0%) of such Net Asset Sale Proceeds. For the avoidance of doubt, the Net Asset Sale Proceeds from the sale of the Obligors’
15th Portfolio Investment shall be subject to a prepayment rate of 50% of such Net Asset
Sale Proceeds and the Net Asset Sale Proceeds from the sale of the Obligors’ 12th Portfolio Investment shall be subject to a prepayment rate of 100% of such Net Asset Sale Proceeds.
(ii)Extraordinary Receipts. In the event that any Obligor shall receive any Extraordinary Receipts at any time after the Restatement Effective Date, the Borrower shall, no later than the third Business Day following the receipt of such Extraordinary Receipts, prepay the Loans in an amount equal to (A) if the Obligors have in aggregate less than 12 Portfolio Investments, one hundred percent (100%) of such Extraordinary Receipts, (B) if the Obligors have in aggregate 12 or more but less than 15 Portfolio Investments, fifty percent (50%) of such Extraordinary Receipts, and (C) if the Obligors have in aggregate 15 or more Portfolio Investments, zero percent (0%) of such Extraordinary Receipts.
(iii)Returns of Capital. In the event that any Obligor shall receive any Return of Capital at any time after the Restatement Effective Date, the Borrower shall, no later than the third Business Day following the receipt of such Return of Capital, prepay the Loans in an amount equal to (A) if the Obligors have in aggregate less than 12 Portfolio Investments, one hundred percent (100%) of such Return of Capital, (B) if the Obligors have in aggregate 12 or more but less than 15 Portfolio Investments, fifty percent (50%) of such Return of Capital, and (C) if the Obligors have in aggregate 15 or more Portfolio Investments, zero percent (0%) of such Return of Capital.
(iv)Equity Issuances. In the event that the Borrower shall receive any Cash proceeds from the issuance of Equity Interests of the Borrower at any time after the Restatement Effective Date (excluding Cash proceeds received by the Borrower consisting of capital calls from its partners in respect of their existing partnership interests), the Borrower shall, no later than the third Business Day following the receipt of such Cash proceeds, prepay the Loans in an amount equal to one hundred percent (100%) of such Cash proceeds net of underwriting discounts and commissions or similar payments, taxes and other fees, commissions, premiums and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
(v)Indebtedness. In the event that any Obligor shall receive any Cash proceeds from the issuance of Indebtedness (other than Indebtedness permitted under Section 6.01(e), (f), (g) and (j)) at any time, such Obligor shall, no later than the third

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Business Day following the receipt of such Cash proceeds, prepay the Loans in an amount equal to one hundred percent (100%) of such Cash proceeds net of underwriting discounts and commissions or other similar payments, taxes and other fees, commissions, premiums and reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
(vi)Prepayment of Eurocurrency Loans. To the extent the Loans to be prepaid from proceeds from any of the events described in subsections (i) through (v) above are Eurocurrency Loans, the Borrower may defer such prepayment until the last day of the Interest Period applicable to such Loans, so long as the Borrower deposits an amount equal to the amount of such prepayment, no later than the third Business Day following the receipt of such proceeds, into a segregated collateral account in the name and under the dominion and control of the Administrative Agent pending application of such amount to the prepayment of the Loans on the last day of such Interest Period.
Notwithstanding the above, the Borrower shall only be required to apply Net Asset Sale Proceeds, Extraordinary Receipts and Return of Capital to prepay the Loans as described in subsections (i) through (iii) above if the cumulative aggregate amount of such Net Asset Sale Proceeds, Extraordinary Receipts and Return of Capital, from time to time, net of amounts of Loans theretofore prepaid therefrom exceeds $5,000,000.

(e)	[Reserved].

(f)	Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication) of any prepayment hereunder
(i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, a notice of optional prepayment may be conditioned upon the effectiveness of other events, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or scheduled payment. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be made in the manner specified in Section 2.08(b). For the avoidance of doubt, prior to the Commitment Termination Date, any amounts prepaid pursuant to this Section may be reborrowed pursuant to this Agreement.

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SECTION 2.10.     Fees
(a)Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue for the period beginning on the Restatement Effective Date to but excluding the earlier of the date such Commitment terminates and the Commitment Termination Date, at a rate equal to (x) 1.00% per annum on the daily unused amount of the Commitment of such Lender if the Revolving Credit Exposure for such Lender for such day is less than or equal to sixty percent (60%) of such Lender’s
Commitment and (y) 0.375% per annum on the daily unused amount of the Commitment of such Lender if the Revolving Credit Exposure for such Lender for such day is greater than sixty percent (60%) of such Lender’s Commitment. Accrued commitment fees shall be payable within one Business Day after each Quarterly Date and on the Commitment Termination Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(c)Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent manifest error. Any fees representing the Borrower’s reimbursement obligations of expenses, to the extent the requirements of an invoice are not otherwise specified in this Agreement, shall be due (subject to the other terms and conditions contained herein) within ten Business Days of the date that the Borrower receives from the Administrative Agent a reasonably detailed invoice for such reimbursement obligations.
SECTION 2.11.     Interest.

(a)	ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)	Eurocurrency Loans. The Loans constituting each Eurocurrency
Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the related Interest Period for such Borrowing plus the Applicable Margin.

(c)	Default Interest. Notwithstanding the foregoing clauses (a) and (b), if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

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(d)	Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.
SECTION 2.12.     Market Disruption, Alternate Rate of Interest and Illegality.
(a)If at the time that the Administrative Agent shall seek to determine the
Reference Bank Rate less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the Eurocurrency Rate for such Eurocurrency Borrowing, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate (such rate, the “COF Rate”).
(b)If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the Eurocurrency Rate, as applicable, for a Loan for the applicable Interest Period; or
(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the Eurocurrency Rate, as applicable, for a Loan for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Eurocurrency Borrowing to, or continuation of any Eurocurrency Borrowing for the applicable Interest Period, shall be ineffective, and (B) such Borrowing shall be made as an ABR Borrowing; provided, further that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
(c)Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurocurrency Borrowings hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent), such Lender’s obligation to

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make, convert or continue Eurocurrency Borrowings shall be suspended until such time as such Lender may again make or maintain Eurocurrency Borrowings, and if applicable law shall so mandate, such Lender’s Eurocurrency Borrowings shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such applicable law.
SECTION 2.13.     Computation of Interest. All interest hereunder shall be
computed on the basis of a year of 360 days, except that ABR Borrowings, at times when the Alternate Base Rate is based on the Prime Rate, shall be computed on the basis of a year of 365 days or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14.     Increased Costs.
(a)     If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
(ii)impose on any Lender or the London interbank market any other condition, cost or expense, affecting this Agreement or Eurocurrency Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost (other than costs which are (A) Indemnified Taxes, or (B) Taxes described in clauses (b) through (e) of the definition of
Excluded Taxes) to such Lenders of making, continuing, converting into or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)	Capital Requirements. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), by an amount deemed to be material by such Lender, then from time to time the Borrower will pay to such Lender, in Dollars, such additional amount

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or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)	Certificates from Lenders. A certificate of a Lender setting forth in reasonable detail the basis for and the calculation of the amount or amounts, in Dollars, necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)	Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.15.     Break Funding Payments. In the event of (a) the payment
of any principal of any Eurocurrency Loan other than on the last day of an Interest Period therefor (including as a result of the occurrence of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.09(f) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.19(b) of any Eurocurrency Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits). In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of
(i)the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the
Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO
Rate for such Interest Period, over

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(ii)the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in Dollars from other banks in the eurocurrency market at the commencement of such period.
Payment under this Section shall be made upon request of a Lender delivered not later than ten Business Days following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section accompanied by a certificate of such Lender setting forth in reasonable detail the amount or amounts that such Lender is entitled to receive pursuant to this Section (provided that such Lender shall not be required to disclose any confidential or pricing information or any other information prohibited to be disclosed by applicable law), which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
SECTION 2.16.     Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then (i) the Borrower shall make such deductions or withholding, (ii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made.
(b)Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender for, and within 30 Business Days after written demand therefor, pay the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except for any Indemnified Taxes or Other Taxes imposed as a result of the gross negligence or willful misconduct of the Administrative Agent or such Lender. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender,

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or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
In addition, any Foreign Lender, if requested by the Borrower or the
Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Foreign Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:
(i)duly completed copies of Internal Revenue Service Form W-8BEN or any successor form claiming eligibility for benefits of an income tax treaty to which the
United States is a party,
(ii)duly completed copies of Internal Revenue Service Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such
Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue

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Service Form W-8BEN-E (or any successor form) certifying that the Foreign Lender is not a United States Person, or
(iv)any other form including Internal Revenue Service Form W-8IMY as applicable prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
In addition, upon reasonable request of the Borrower or the Administrative Agent, each Foreign Lender shall deliver such forms promptly upon the expiration or invalidity of any form previously delivered by such Foreign Lender, provided it is legally able to do so at the time. Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time the chief tax officer of such Foreign Lender becomes aware that it no longer satisfies the legal requirements to provide any previously delivered form or certificate to the Borrower (or any other form of certification adopted by the U.S. or other taxing authorities for such purpose).

(f)	United States Lenders. Each Lender that is not a Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), prior to the date on which such Lender becomes a party to this Agreement, upon the expiration or invalidity of any forms previously delivered and at times reasonably requested by the Borrower, duly completed copies of Internal Revenue Service Form W-9 or any successor form.

(g)	FATCA. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)	Treatment of Certain Refunds. If the Administrative Agent or any Lender
determines, in its sole discretion exercised in good faith, that it has received a refund or credit (in lieu of such refund) of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-ofpocket

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expenses of the Administrative Agent or any Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or any Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, or any Lender in the event the Administrative Agent or any Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (h) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent, or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(i)	Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.17.     Payments Generally; Pro Rata Treatment; Sharing of Set-
offs.

(a)	Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement (including commitment fees, payments required under Section 2.14, and payments required under Section 2.15 relating to any Loan) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars.

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(b)	Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)	Pro Rata Treatment. Except to the extent otherwise provided herein:
(i) each Borrowing shall be made from the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.07 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment of commitment fees under Section 2.10 shall be made for account of the
Lenders pro rata according to the average daily unused amounts of their respective
Commitments; (iv) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (v) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to such Lenders.

(d)	Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

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(e)	Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the
Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f)	Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.18.     Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)commitment fees pursuant to Section 2.10(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender; and
(b)the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, including as set forth in Section 9.02(b)(i), (ii), (iii), (iv) or (v) (but not, for the avoidance of doubt, pursuant to the proviso following Section 9.02(b)(v)), shall require the consent of such Defaulting Lender.
In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a
Defaulting Lender, then such Lender shall no longer be deemed a Defaulting Lender and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the
Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

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SECTION 2.19.     Mitigation Obligations; Replacement of Lenders.

(a)	Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)	Replacement of Lenders. If any Lender requests compensation under
Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.16, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender becomes a Defaulting Lender or is a non-consenting Lender (that the Borrower is permitted to replace as provided in Section 9.02(d)), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 and Section 2.16) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including, without limitation, any amounts under Section 2.15), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any assignment as a result of a non-consenting Lender (that the Borrower is permitted to replace as provided in Section 9.02(d)), the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)	Defaulting Lender. If any Lender shall fail to make any payment required

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to be made by it pursuant to Section 2.05 or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the
Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.20.     Extension of Maturity Date.
(a)Extension. The Borrower, upon providing written notice to the Administrative Agent no earlier than 90 days and no later than 30 days prior to July 31, 2020, shall have the right to extend the Maturity Date to July 31, 2021.
(b)Conditions to Effectiveness of Extension. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section 2.20 shall not be effective unless:
(i)no Default or Event of Default shall have occurred and be continuing on the date of such extension and immediately after giving effect thereto;
(ii)each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (unless the relevant representation and warranty already contains a materiality qualifier, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such extension after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
(iii)the Borrower shall have paid to the Administrative Agent for the benefit of the Lenders a non-refundable extension fee equal to 0.25% of the principal amount of the Loans outstanding on such date.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Each Obligor represents and warrants to the Lenders that:
SECTION 3.01.     Organization; Powers. Each Obligor is duly organized or
incorporated, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse

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Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of each Obligor.
SECTION 3.02.     Authorization; Enforceability. The Transactions are within each Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents to which it, or any other Obligor, is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower or such Obligor, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 3.03.     Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Obligor or any order of any Governmental Authority, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon any Obligor or any of its assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of any Obligor.
SECTION 3.04.     Financial Condition; No Material Adverse Change.

(a)	Financial Statements. The Borrower has heretofore delivered (i) the audited consolidated balance sheet and statements of its operations, assets and liabilities, changes in net assets and cash flows as of and for the year ended December 31, 2015, reported on by Grant Thornton LLP, independent public accountants, and (ii) unaudited consolidated balance sheet and statements of its operations, assets and liabilities, changes in net assets and cash flows for the financial quarter ending March 31, 2016. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP applied on a consistent basis, subject to, in the case of such interim statements, year-end audit adjustments and the absence of footnotes. None of the Borrower or any of its Subsidiaries has on the Restatement Effective Date any material contingent liabilities, material liabilities for taxes, material unusual forward or material long-term commitments or material unrealized or material anticipated losses from any unfavorable commitments not reflected in the financial statements referred to above.

(b)	No Material Adverse Change. Since December 31, 2015, there has not

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been any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, Portfolio Investments and other assets, liabilities and financial condition of the Borrower and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Portfolio Investments of the Borrower or any of its Subsidiaries) or (ii) the validity or enforceability of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

(c)	Solvency. The Obligors on a consolidated basis are solvent.
SECTION 3.05.     Litigation; Actions, Suits and Proceedings. There are no
actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Obligor, threatened against or directly affecting any Obligor (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
SECTION 3.06.     Compliance with Laws and Agreements. Each Obligor is
in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.07. Anti-Corruption Laws and Sanctions; Anti-Money Laundering Laws.

(a)	Anti-Corruption Laws and Sanctions. Each Obligor has implemented and maintains in effect policies and procedures designed to ensure compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Obligor, its Subsidiaries and their respective officers and employees and to the knowledge of such Obligor its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Obligor, any Subsidiary or to the knowledge of such Obligor or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of any Obligor, any agent of any Obligor or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(b)	No Conflict with Anti-Money Laundering Laws. To the knowledge of each Obligor, the operations of the Obligors are and have been conducted at all times in material compliance with (i) applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the rules and regulations promulgated thereunder, (ii) the money laundering statutes of all jurisdictions where

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the Obligors conduct business, and the rules and regulations thereunder and (iii) any applicable related or similar rules, regulations or guidelines issued, administered or enforced by any court, arbitrator, regulatory body, administrative agency, governmental body or other authority or agency (collectively, the “Anti-Money Laundering Laws”). No action, suit or proceeding by or before any court, arbitrator, regulatory body, administrative agency, governmental body or other authority or agency involving the Obligors with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of any Obligor, threatened.
SECTION 3.08.     Taxes. Each Obligor has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.09.     ERISA. No ERISA Event has occurred or is reasonably
expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10.     Disclosure. Each Obligor has disclosed to the Administrative Agent all agreements and instruments to which it or any of its Subsidiaries is subject, that if terminated prior to its term, and all other matters known to it that have occurred, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information (other than projections, other forward looking information, information of a general economic or industry specific nature or information relating to third parties) furnished by or on behalf of any Obligor to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed in good faith to be reasonable at the time of the preparation thereof (it being understood that projections are subject to inherent uncertainties and contingencies which may be outside of the Borrower’s control and that no assurance can be given that projections will be realized, and that actual results for the periods covered by projections may differ from the projected results set forth in such projections and that such differences may be material).
SECTION 3.11. Investment Company Act; Investment Policies; Margin Regulations.

(a)	Compliance with Investment Company Act. The business and other

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activities of the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents do not result in a material violation or breach of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case, that are applicable to the Borrower and its Subsidiaries.

(b)	Investment Policies. The Borrower is in compliance with the investment policies, restrictions and limitations for the Borrower delivered to the Administrative Agent on July 29, 2016 (and posted for the benefit of the Lenders in connection with the Restatement Effective Date) (as such investment policies have been amended, modified or supplemented in a manner not prohibited by clause (r) of Article VII, the “Investment Policies”), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(c)	Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.
SECTION 3.12.     Material Agreements and Liens.

(a)	Material Agreements. Part A of Schedule II is a complete and correct list of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness for borrowed money or any extension of credit (or commitment for any extension of credit) to, or guarantee for borrowed money, by the Borrower or any of its Subsidiaries outstanding on the Restatement Effective Date, other than the Debt Documents, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement in each case as of the Restatement Effective Date is correctly described in Part A of Schedule II.

(b)	Liens. Part B of Schedule II is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the Restatement Effective Date covering any property of the Borrower or any Obligors, other than Liens under the Debt Documents, and the aggregate amount of such Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule II.
SECTION 3.13.     Subsidiaries and Investments.

(a)	Subsidiaries. Set forth in Part A of Schedule IV is a complete and correct list of all of the Subsidiaries of the Borrower on the Restatement Effective Date together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held

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by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Part A of Schedule IV, (x) the Borrower owns, free and clear of Liens (other than any lien permitted by Section 6.02 hereof), and has (and will have) the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule IV, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Interests with respect to such Person.

(b)	Investments. Set forth in Part B of Schedule IV is a complete and correct list of all Investments (other than Investments of the types referred to in clauses (b) and (c) of Section 6.04) held by any of the Obligors in any Person on the Restatement Effective Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule IV, each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents and other Liens permitted hereunder), all such Investments.
SECTION 3.14.     Properties

(a)	Title Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)	Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.15.     Affiliate Agreements. As of the Restatement Effective
Date, the Borrower has heretofore delivered (to the extent not otherwise publicly filed with the Securities and Exchange Commission) to each of the Lenders true and complete copies of each of the Affiliate Agreements as in effect as of the Restatement Effective Date (including any amendments, supplements or waivers executed and delivered thereunder and any schedules and exhibits thereto). As of the date of hereof, each of the Affiliate Agreements is in full force and effect.
SECTION 3.16.     Security Documents
The provisions of the Security Documents are effective to create in favor of the
Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority
Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the respective Obligors in the Collateral described therein to secure the Secured Obligations (as defined in the

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Guarantee and Security Agreement), except for any failure that would not constitute an Event of Default under Section 7.01(p). Except for filing of UCC financing statements and filings contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens to the extent required thereunder, except for the failure to make any filing that would not constitute an Event of Default under Section 7.01(p).
SECTION 3.17. EEA Financial Institutions. No Obligor is an EEA Financial Institution.
ARTICLE IV

CONDITIONS
SECTION 4.01.     Restatement Effective Date. This Agreement shall become
effective on the date on which the Administrative Agent shall have received each of the following documents, fees and other items each of which shall be satisfactory to the
Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):
(a)Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.
(b)Fees and Expenses. The Administrative Agent shall have received evidence of the payment by the Borrower of all fees and expenses payable to the Lenders on the Restatement Effective Date that the Borrower has agreed to pay in connection with this Agreement (including any fee letter or commitment letter entered into between the Borrower and the Administrative Agent and the Syndication Agent). The Borrower shall have paid all reasonable expenses (including the legal fees of Milbank, Tweed, Hadley & McCloy LLP) for which invoices have been presented prior to the Restatement Effective Date that the Borrower has agreed to pay in connection with this Agreement.
(c)Opinion of Counsel to the Obligors. A favorable written opinion
(addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of Covington & Burling LLP, special counsel for the Obligors, in form and substance reasonably satisfactory to the Administrative Agent, covering such other matters relating to the Obligors, this Agreement or the Transactions as the Required Lenders shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).
(d)Opinion of Special New York Counsel to JPMCB. An opinion, dated the

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Restatement Effective Date, of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).
(e)Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(f)Officer’s Certificate. A certificate, dated the Restatement Effective Date and signed by the President, a Vice President, Financial Officer or an authorized signatory of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02.
(g)Liens. Results of a recent lien search in each relevant jurisdiction with respect to the Borrower and such search shall reveal no liens on any of the assets of the Obligors except for liens permitted under Section 6.02 or liens to be discharged on or prior to the Restatement Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.
(h)Guarantee and Security Agreement. The duly executed Guarantee and Security Agreement.
(i)Borrowing Base Certificate. A pro-forma Borrowing Base Certificate as of a date not more than five days prior to the Restatement Effective Date.
(j)Valuation Policy. A copy of the Valuation Policy.
(k)Know Your Customer Documentation. All documentation and other information required by applicable “know your customer” and anti-money laundering rules and regulations.
(l)Acquisition Documentation. All material documentation relating to the Acquisition, including the investment management agreement and the membership interest purchase agreement between the Buyer and Resource Capital Corp. (the “Acquisition Agreement”).
(m)Acquisition. Evidence that the Acquisition has been consummated in accordance in all material respects with the terms of the Acquisition Agreement (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders).

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(n)Capital Contribution. Evidence that the Borrower has received the proceeds of the capital contribution, the terms of which (as well as the agreements relating thereto) shall be reasonably satisfactory to the Lenders.
(o)Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to JPMCB may reasonably request.
(p)Borrower’s Net Worth. The Borrower’s consolidated net worth shall not be less than $135,000,000 (determined immediately after giving effect to the transfer of those portfolio investments being transferred to New NP, LLC in connection with the Acquisition).
(q)Restatement Effective Date Adjustments. Evidence that each Continuing Lender shall have, as of the Restatement Effective Date, received payment in full of all accrued and unpaid interest and facility fees owing to such Lender under the Existing Credit Facility and the Borrowings and other adjustments to the Loans described in Section 2.02(e) shall have occurred.
(r)Retiring Lender. Evidence that the Retiring Lender shall have, as of the Restatement Effective Date, received repayment in full of its outstanding loans and all accrued and unpaid interest, facility fees, and any other amounts owing to the Retiring Lender under the Existing Credit Facility.
The Administrative Agent shall notify the Borrower and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.     Each Credit Event. The obligation of each Lender to make
any Loan is additionally subject to the satisfaction of the following conditions:
(a)    the representations and warranties of each Obligor set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless the relevant representation and warranty already contains a materiality qualifier or, in the case of the representations and warranties in Sections 3.01 (first sentence with respect to the Obligors), 3.02, 3.04, 3.11 and 3.15 of this Agreement, and in Sections 2.01, 2.02 and 2.05 through 2.08 of the Guarantee and Security Agreement, in each such case, such representation and warranty shall be true and correct in all respects) on and as of the date of such Loan or, as to any such representation or warranty that refers to a specific date, as of such specific date;
(b)    at the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing; and
(c)    either (i) the aggregate Covered Debt Amount (after giving effect to such extension of credit) shall not exceed either the Borrowing Base or the Adjusted Portfolio Investments Amount reflected on the Borrowing Base Certificate most recently delivered to the Administrative Agent and, to the Borrower’s knowledge at such time, no Borrowing Base

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Deficiency exists or would exist after giving effect to such extension of credit as well as any concurrent acquisitions of Portfolio Investments, distributions or payment of outstanding Loans or Indebtedness incurred pursuant to Section 6.01(g), or (ii) the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that no Borrowing Base Deficiency exists after giving effect to such extension of credit as well as any concurrent acquisitions or Portfolio Investments or payment of outstanding Loans or Indebtedness incurred pursuant to Section 6.01(g).
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence. For the avoidance of doubt, the conversion or continuation of a Borrowing as the same or a different Type (without increase in the principal amount thereof) shall not be considered to be the making of a Loan.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees due and payable hereunder (other than Unasserted Contingent Obligations) shall have been paid in full, each Obligor, as applicable, covenants and agrees with the Lenders that:
SECTION 5.01.     Financial Statements and Other Information. The Borrower
will furnish to the Administrative Agent for distribution to each Lender:
(a)within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of income or operations, assets and liabilities, as applicable, changes in Shareholders’ Equity and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for such year, setting forth in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, the consolidated balance sheet and related statements of income or operations, assets and liabilities, as applicable, changes in Shareholders’ Equity and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated

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Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether the Borrower has knowledge that a Default has occurred or is occurring during the applicable period and, if a Default has occurred or is occurring, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01(g), 6.02(d), 6.04(d), 6.05 and 6.07 and (iii) stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect as determined by the Borrower of such change on the financial statements accompanying such certificate;
(d)as soon as available and in any event not later than the last Business Day of the calendar month following each monthly accounting period (ending on the last day of each calendar month) of the Borrower, a Borrowing Base Certificate as at the last day of such accounting period presenting the Borrower’s computation (and including the rationale for any industry reclassification and a comparison to show changes from the Borrowing Base Certificate from the immediately prior period) and including a certification of a Financial Officer as to compliance with Section 6.04(d) during the period covered by such Borrowing Base Certificate;
(e)promptly but no later than five Business Days after the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Certificate as at the date the Borrower has knowledge of such Borrowing Base Deficiency indicating the amount of the Borrowing Base Deficiency as at the date the Borrower obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency as of the date not earlier than one Business Day prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph;
(f)promptly upon receipt thereof, copies of (x) all significant and non-routine reports and (y) reports stating that material weaknesses exist in the Borrower’s internal controls or procedures or any other matter that could reasonably be expected to result in a Material Adverse Effect submitted to management or the board of directors (or similar governing body) of the Borrower by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or board of directors of the Borrower;
(g)[Reserved];
(h)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request;

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(i)within 45 days after the end of each fiscal quarter of the Borrower and upon the request of any Lender, all external valuation reports relating to the Portfolio Investments delivered by the Approved Third-Party Appraiser in connection with the quarterly appraisals of Unquoted Investments (provided that any recipient of such reports executes and delivers any non-reliance letter, release, confidentiality agreement or similar agreements required by such Approved Third-Party Appraiser);
(j)within 45 days after the end of each fiscal quarter of the Borrower and upon the request of any Lender, any report that the Borrower receives from the Custodian listing the Portfolio Investments, as of the end of such fiscal quarter, held in the
Collateral Account; provided that the Borrower shall use its commercially reasonable efforts to cause the Custodian to provide such report;
(k)within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of the Borrower and ninety (90) days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment where there has been a realized gain or loss in the most recently completed fiscal quarter, (i) the cost basis of such Portfolio Investment, (ii) the proceeds received with respect to such Portfolio Investment representing repayments of principal during the most recently ended fiscal quarter, and (iii) any other amounts received with respect to such Portfolio Investment representing exit fees or prepayment penalties during the most recently ended fiscal quarter;
(l)within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of the Borrower and ninety (90) days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment, (i) the aggregate amount of all capitalized paid-in-kind interest for such Portfolio Investment during the most recently ended fiscal quarter and (ii) the aggregate amount of all paid-in-kind interest collected during the most recently ended fiscal quarter;
(m)within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of the Borrower and ninety (90) days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment, (i) the amortized cost of each Portfolio Investment as of the end of such fiscal quarter, (ii) the fair market value of each Portfolio Investment as of the end of such fiscal quarter, and (iii) the unrealized gains or losses as of the end of such fiscal quarter;
(n)within forty-five (45) days after the end of the first three (3) fiscal quarters of each fiscal year of the Borrower and ninety (90) days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment the change in unrealized gains and losses for such quarter. Such schedule will report the change in unrealized gains and losses by Portfolio Investment by showing the unrealized gain or loss for each Portfolio Investment as of the last day of the preceding fiscal quarter compared to the unrealized gain or loss for such Portfolio

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Investment as of the last day of the most recently ended fiscal quarter;
(o)promptly but no later than five Business Days upon any transfer via a participation interest of the economic interest of any Portfolio Investment to any non-
Obligor, all material information relating to such transfer; and
(p)promptly but no later than five Business Days after any amendment, supplement or modification to the Limited Partnership Agreement, notice of such amendment, supplement or modification together with a copy of such amendment, supplement or modification.
SECTION 5.02.     Notices of Material Events. Each Obligor will furnish to
the Administrative Agent for distribution to each Lender prompt (and in any event within five Business Days) written notice of the occurrence of any Default or Event of Default of which it is aware. The Borrower will furnish to the Administrative Agent for distribution to each Lender prompt written notice of the following:
(a)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or directly affecting the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;
(b)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and
(c)    any other development (excluding matters of a general economic, financial or political nature to the extent that they could not reasonably be expected to have a disproportionate effect on the Borrower) that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.     Existence; Conduct of Business. Each Obligor will do or
cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04.     Payment of Obligations. Each Obligor will pay its

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obligations, including tax liabilities and material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the applicable Obligor has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05.     Maintenance of Properties; Insurance. (a) Each Obligor
will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) each Obligor will maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar business operating in the same or similar locations.
SECTION 5.06.     Books and Records; Inspection Rights. Each Obligor will
keep books of record and account in accordance with GAAP. Each Obligor will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without violation of law, rule, regulation or contract; provided that such Obligor shall be entitled to have its representatives and advisors present during any inspection of its books and records and during any discussion with its independent auditors; provided further that such Obligor shall not be responsible for the costs and expenses of the Administrative Agent and the Lenders for more than two such visits and inspections in any calendar year unless an Event of Default shall have occurred and be continuing.
SECTION 5.07.     Compliance with Laws. Each Obligor will comply with all
laws, rules, regulations, including the Investment Company Act, any applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder and orders of any other Governmental Authority, applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Obligor will maintain in effect and enforce policies and procedures designed to ensure compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08. Certain Obligations Respecting Subsidiaries; Further Assurances.
(a)Subsidiary Guarantors. In the event that any Obligor shall form or acquire any new Subsidiary, the Borrower will cause, within 45 days of the formation or acquisition thereof, such new Subsidiary to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under a Guarantee Assumption Agreement and to deliver such proof of corporate or other action,

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incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 upon the Restatement Effective Date or as the Administrative Agent shall have requested.
(b)Ownership of Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary.
(c)Further Assurances. Each Obligor will take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, each Obligor will take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent
(i)to create, in favor of the Collateral Agent for the benefit of the Lenders (and any affiliate thereof that is a party to any Hedging Agreement entered into with the Borrower), perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security
Documents,
(ii)subject to Section 7.04 of the Guarantee and Security Agreement, to cause any bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” over each bank account or securities account of the Obligors (other than Excluded Accounts (as defined in the Guarantee and Security Agreement)) and in that connection, the Borrower agrees to cause all cash and other proceeds of Portfolio Investments received by any Obligor to be promptly deposited into such an account (or otherwise delivered to, or registered in the name of, the Collateral Agent) and, until such deposit, delivery or registration such cash and other proceeds shall be held in trust by the Borrower for and as the property of the Collateral Agent and shall not be commingled with any other funds or property of such Obligor or other Person,
(iii)[Reserved],
(iv)[Reserved],
(v)in the event that any Obligor is acting as an agent or administrative agent under any loan documents with respect to any Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents, ensure that all funds held by such Obligor in such capacity as agent or administrative agent is segregated from all other funds of such Obligor and clearly identified as being held in an agency capacity, and
(vi)cause all credit or loan agreements, any notes and all assignment and assumption agreements relating to any Portfolio Investment constituting part of the

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Collateral to be held by (x) the Collateral Agent or (y) the Custodian pursuant to the terms of the Custodian Agreement (or another custodian reasonably satisfactory to the Administrative Agent), or pursuant to an appropriate intercreditor agreement, so long as the Custodian (or custodian) has agreed to grant access to such loan and other documents to the Administrative Agent pursuant to an access or similar agreement between the Borrower and such Custodian (or custodian) in form and substance reasonably satisfactory to the Administrative Agent; provided that the Borrower’s obligation to deliver underlying documentation may be satisfied by delivery of copies of such agreements.
Notwithstanding anything to the contrary contained herein, if any instrument, promissory note, agreement, document or certificate held by the Custodian is destroyed or lost not as a result of any action of the Borrower, then any original of such instrument, promissory note, agreement, document or certificate shall be deemed held by the Custodian for all purposes hereunder, provided that, when the Borrower has actual knowledge of any such destroyed or lost instrument, promissory note, agreement, document or certificate, it uses all commercially reasonable efforts to obtain from the underlying borrower, and deliver to the Custodian, a replacement instrument, promissory note, agreement, document or certificate.

SECTION 5.09.     Use of Proceeds. The Borrower will use the proceeds of
the Loans only for general corporate purposes of the Borrower in the ordinary course of business, including making distributions not prohibited by the Loan Documents and the acquisition and funding (either directly or through one or more wholly-owned Subsidiary Guarantors) of Portfolio Investments; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. Margin Stock shall be purchased by the Obligors only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock (within the meaning of Regulation U), or with the proceeds of equity capital of the Borrower. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that the Obligors and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.10. Exemption from Registration under Investment Company Act. The Borrower shall maintain its exemption from registration under the Investment Company Act.
SECTION 5.11.     Investment and Valuation Policies. The Borrower shall

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promptly advise the Lenders and the Administrative Agent of any material change in either its Investment Policies or Valuation Policy.
SECTION 5.12.     Portfolio Valuation and Diversification, Etc.

(a)	Industry Classification Groups. For purposes of this Agreement, the
Borrower, in its reasonable determination, shall assign each Portfolio Investment to an Industry Classification Group. To the extent that any such Portfolio Investment is not correlated with the risks of other Portfolio Investments in an Industry Classification Group established by Moody’s, such Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Portfolio Investment. In the absence of any correlation, the Borrower shall be permitted, upon notice to the Administrative Agent for distribution to each Lender to create up to three additional industry classification groups for purposes of this Agreement.

(b)	Portfolio Valuation, Etc.
(i)Settlement Date Basis. For purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled), provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.
(ii)Determination of Values. The Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investments as follows:
(A)     Quoted Investments—External Review. With respect to Portfolio Investments (including Cash Equivalents) for which market quotations are readily available (“Quoted Investments”), the Borrower shall, not less frequently than once each calendar week, determine the market value of such Portfolio Investments which shall, in each case, be determined in accordance with one of the following methodologies (as selected by the Borrower):
(w)in the case of public and 144A securities, the average of the bid prices as determined by two Approved Dealers selected by the
Borrower,
(x)in the case of bank loans, the average of the bid prices as determined by two Approved Dealers selected by the Borrower or an Approved Pricing Service which makes reference to at least two Approved
Dealers with respect to such bank loans,

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(y)in the case of any Quoted Investment traded on an exchange, the closing price for such Portfolio Investment most recently posted on such exchange, and
(z)in the case of any other Quoted Investment, the fair market value thereof as determined by an Approved Pricing Service.
(B)    Unquoted Investments—External Review. With respect to
Portfolio Investments for which market quotations are not readily available (“Unquoted Investments”), the Borrower shall value such Unquoted Investments quarterly in a manner consistent with its “Valuation Policy”, as the same may be amended, supplemented, waived or otherwise modified from time to time consistent with standard industry practice and in a manner not prohibited by this Agreement (the “Valuation Policy”), including valuation of at least 35% by value of all Unquoted Investments included in the Borrowing Base using the assistance of an Approved Third Party Appraiser; provided that each Unquoted Investment shall be so valued at least once per annum.
(C)    Internal Review. The Borrower shall conduct an internal review of the aggregate value of the Portfolio Investments included in the Borrowing Base, and of the Borrowing Base, at least once each calendar week which shall take into account any events of which the Borrower has knowledge that materially adversely affects the aggregate value of the Portfolio Investments included in the Borrowing Base or the Borrowing Base. If, based upon such weekly internal review, the Borrower determines that a Borrowing Base Deficiency exists, then the Borrower shall, within five Business Days as provided in Section 5.01(c), deliver a Borrowing Base Certificate reflecting the new amount of the Borrowing Base and shall take the actions, and make the payments and prepayments, all as more specifically set forth in Section 2.09(c).
(D)    Failure to Determine Values. If the Borrower shall fail to determine the value of any Portfolio Investment as at any date pursuant to the requirements of the foregoing sub-clauses (A) through (C), the “Value” of such Portfolio Investment as at such date shall be deemed to be zero.
(iii)Scheduled Testing of Values.
(A)Each February 28, April 30, July 31 and October 31 of each calendar year, commencing on April 30, 2016 (or such other dates as are agreed to by the Borrower and the Administrative Agent, but in no event less frequently than once per calendar quarter, each a “Valuation Testing Date”), the Administrative Agent through an Independent Valuation Provider will test the values determined pursuant to Section 5.12(b)(ii) above of those Portfolio

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Investments included in the Borrowing Base selected by the Administrative Agent; provided, that the aggregate fair value of such Portfolio Investments tested on any Valuation Testing Date will be equal to the Tested Amount (as defined below) (or as near thereto as reasonably practical). For the avoidance of doubt, Portfolio Investments that are part of the Collateral but not included in the
Borrowing Base shall not be subject to testing under this Section 5.12(b)(iii).
(B)For purposes of this Agreement, the “Tested Amount” shall be equal to approximately 25% of the aggregate value of all Unquoted Investments included in the Borrowing Base (as of the applicable Valuation Testing Date).
(C)With respect to any Portfolio Investment, if the value of such Portfolio Investment determined pursuant to Section 5.12(b)(ii) is not more than the lesser of (1) five (5) points more than the midpoint of the valuation range (expressed as a percent of par) provided by the Independent Valuation Provider (provided that the value of such Portfolio Investment is customarily quoted as a percentage of par) and (2) 110% of the midpoint of the valuation range provided by the Independent Valuation Provider, then the value for such Portfolio Investment determined in accordance with Section 5.12(b)(ii) shall be continue to be used as the “Value” for purposes of this Agreement. If the value of any Portfolio Investment determined pursuant to Section 5.12(b)(ii) is more than the lesser of the values set forth in clause (C)(1) and (2) (to the extent applicable), then for such Portfolio Investment, the “Value” for purposes of this Agreement shall become the lesser of (x) the highest value of the valuation range provided by the Independent Valuation Provider, (y) five (5) points more than the midpoint of the valuation range (expressed as a percent of par) provided by the Independent Valuation Provider (provided that the value of such Portfolio Investment is customarily quoted as a percentage of par) and (z) 110% of the midpoint of the valuation range provided by the Independent Valuation Provider. For the avoidance of doubt, any values determined by the Independent Valuation Provider pursuant to this Section 5.12(b)(iii) or Section 5.12(b)(iv) shall be used solely for purposes of determining the “Value” of a Portfolio Investment under this Agreement and shall not be deemed to be the fair value of such asset as required under ASC 820, for purposes of the Borrower’s financial statements and the Investment Company Act.
(iv)     Supplemental Testing of Values.
(A)Notwithstanding the foregoing, the Administrative Agent, individually or at the request of the Required Lenders, shall at any time have the right to request, in its reasonable discretion, any Portfolio Investment included in the Borrowing Base with a value determined pursuant to Section 5.12(b)(ii) to be

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independently tested by the Independent Valuation Provider. There shall be no limit on the number of such tests that may be requested by the Administrative Agent in its reasonable discretion; provided that, all such tests shall be conducted in such a manner not disruptive in any material respect to the business of the Borrower. The Administrative Agent shall notify the Borrower of its receipt of the final results of any such test promptly upon its receipt thereof and shall provide a copy of such results and the related report to (i) the Borrower promptly upon receipt and (ii) any Lender upon such Lender’s request; provided that such Lender, if required, has entered into an agreement with the Independent Valuation Provider governing the use of the information contained in such report. If (x) the value determined pursuant to Section 5.12(b)(ii) is less than the value determined by the Independent Valuation Provider, then the value determined pursuant to Section 5.12(b)(ii) shall continue to be used as the “Value” for purposes of this Agreement and (y) if the value determined pursuant to Section 5.12(b)(ii) is greater than the value determined by the Independent Valuation Provider and the difference between such values is: (1) less than 5% of the value determined pursuant to Section 5.12(b)(ii), then the value determined pursuant to Section 5.12(b)(ii) shall continue to be used as the “Value” for purposes of this Agreement; (2) between 5% and 20% of the value determined pursuant to Section 5.12(b)(ii), then the “Value” of such Portfolio Investment for purposes of this Agreement shall become the average of the value determined pursuant to
Section 5.12(b)(ii) and the value determined by such Independent Valuation
Provider; and (3) greater than 20% of the value determined pursuant to Section 5.12(b)(ii), then the Borrower and the Administrative Agent shall retain an additional third-party appraiser and the “Value” of such Portfolio Investment for purposes of this Agreement shall become the average of the three valuations (with the Independent Valuation Provider’s value to be used as the “Value” until the third value is obtained). For the avoidance of doubt, Portfolio Investments that are part of the Collateral but which the Borrower has not expressly included in the Borrowing Base shall not be subject to testing under this Section 5.12(b)(iv).
(B)Except as otherwise provided herein, the Value of any Portfolio
Investment for which the Independent Valuation Provider’s value is used shall be the midpoint of the range (if any) determined by the Independent Valuation Provider. The Independent Valuation Provider shall apply a recognized valuation methodology that is commonly accepted by the business development company industry for valuing Portfolio Investments of the type being valued and held by the Obligors.
(C)All valuations shall be on a settlement date basis. For the avoidance of doubt, the Value of any Portfolio Investment determined in

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accordance with this Section 5.12 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently determined (or required to be determined) in good faith in accordance with this Section 5.12.
(D)The reasonable and documented out-of-pocket costs of any valuation reasonably incurred by the Administrative Agent under this Section 5.12 shall be at the expense of the Borrower.
(E)In addition, the values determined by the Independent Valuation
Provider shall be deemed to be “Information” hereunder and subject to Section 9.13 hereof.
SECTION 5.13.     Calculation of Borrowing Base. For purposes of this
Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the products obtained by multiplying (x) the Value of each Portfolio Investment by (y) the applicable Advance Rate, provided that:
(a)the Advance Rate applicable to that portion of the aggregate Value of all Portfolio Investments issued by one or more members of any one consolidated group of corporations or other entities in accordance with GAAP exceeding 7.5% and less than 12.5% of the aggregate Value of all Unadjusted Eligible Portfolio Investments, shall be
50% of the otherwise applicable Advance Rate;
(b)the Advance Rate applicable to that portion of the aggregate Value of all Portfolio Investments issued by one or more members of any one consolidated group of corporations or other entities in accordance with GAAP exceeding 12.5% of the aggregate Value of all Unadjusted Eligible Portfolio Investments shall be 0%;
(c)the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in (i) the largest Industry Classification Group that exceeds 20% of the aggregate Value of all Unadjusted Eligible Portfolio Investments and (ii) any other Industry Classification Group that exceeds 15% of the aggregate Value of all Unadjusted
Eligible Portfolio Investments shall, in each case be 0%;
(d)the Advance Rate applicable to CDO Securities (including collateralized loan obligations or other investments that similarly represent an investment in underlying levered portfolios), finance leases, joint ventures, investment funds and any other investment type not listed in the definition of “Advance Rate” below, shall be 0%;
(e)the aggregate Borrowing Base contribution of the Borrower’s investments in Cash, Cash Equivalents, Short-Term U.S. Government Securities, Performing First Lien Bank Loans, Second Out Portions of Performing Unitranche Bank Loans and
Performing Second Lien Bank Loans may not be less than 80% of the Borrowing Base;

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(f)the aggregate Borrowing Base contribution of the Borrower’s investments in Cash, Cash Equivalents, Short-Term U.S. Government Securities and Performing First Lien Bank Loans (collectively, the “Aggregate First Lien Contribution”) may not be less than (i) 40% of the Borrowing Base if the Obligors have in aggregate 15 or more Portfolio Investments, (ii) 45% of the Borrowing Base if the Obligors have in aggregate
12 or more but less than 15 Portfolio Investments, (iii) 50% of the Borrowing Base if the
Obligors have 10 or more but less than 12 Portfolio Investments, and (iv) 55% of the
Borrowing Base if the Obligors have 8 or more but less than 10 Portfolio Investments;
(g)(i) during the period from the Restatement Effective Date to and including the Commitment Termination Date, the Borrowing Base shall at all times include at least 12 individual Portfolio Investments and (ii) during the period after the Commitment Termination Date to the Maturity Date, the Borrowing Base shall at all times include at least 8 individual Portfolio Investments;
(h)Following the application of (a) through (g) above, if at any time the weighted average maturity of all Portfolio Investments (based on the Value of Portfolio
Investments to the extent included in the Borrowing Base) exceeds six (6) years, the Borrower shall specify which Portfolio Investments shall be removed from the calculation of the Borrowing Base (but not from the Collateral) such that the weighted average maturity of all Portfolio Investments included in the calculation of the Borrowing Base is no greater than 6 years (subject to all other constraints, limitations and restrictions set forth herein); and
(i)no Portfolio Investment may be included in the Borrowing Base until such time as such Portfolio Investment has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein; provided that in the case of any Portfolio Investment in which the Collateral Agent has a first-priority perfected security interest pursuant to a valid Uniform Commercial Code filing (and for which no other method of perfection with a higher priority is possible), such Portfolio Investment may be included in the Borrowing Base so long as all remaining actions to complete “Delivery” are satisfied within 7 days of such inclusion.
For the avoidance of doubt, to avoid double-counting of excess concentrations, any Advance Rate reductions set forth under this Section 5.13 shall be without duplication of any other such Advance Rate reductions.
As used herein, the following terms have the following meanings:
“Advance Rate” means, as to any Portfolio Investment and subject to adjustment as provided in Section 5.13(a) through (g), (i) in the event that (A) the Obligors have in

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aggregate 15 or more Portfolio Investments and (B) the Aggregate First Lien Contribution is greater than or equal to 50% of the Borrowing Base, the applicable percentage as set forth in Table I below with respect to such Portfolio Investment, and (ii) in all other instances, the applicable percentage with respect to such Portfolio Investment as set forth in Table II below:
TABLE I

Portfolio Investment	Quoted	Unquoted
Cash, Cash Equivalents and
Short-Term U.S. Government Securities	100%	n.a.
Long-Term U.S. Government Securities	95%	n.a.
Performing First Lien Bank Loans	75%	65%
Second Out Portions of Performing Unitranche Bank Loans	70%	60%
Performing Second Lien Bank Loans	65%	55%
Performing Cash Pay High Yield Securities	55%	45%
Performing Covenant-Lite Loans	55%	45%
Performing Cash Pay Mezzanine Investments	50%	40%

TABLE II

The Advance Rates in Table I shall be subject to reduction based on the aggregate number of Portfolio Investments held by the Obligors and the percentage of the Borrowing Base attributable to the Aggregate First Lien Contribution as follows:

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Advance Rate Table	Number of Portfolio Investments	Percentage of the Aggregate First Lien Contribution to the Borrowing Base	Advance Rates
II(a)	Greater than or equal to 15	Less than 50%	Portfolio Investment Cash, Cash Equivalents and Short-Term	Quoted	Unquoted
			U.S. Government Securities	100%	n.a.
			Long-Term U.S. Government Securities	95%	n.a.
			Performing First Lien Bank Loans	70%	60%
			Second Out Portions of Performing Unitranche Bank Loans	65%	55%
			Performing Second Lien Bank Loans	60%	50%
			Performing Cash Pay High Yield Securities	50%	40%
			Performing Covenant-Lite Loans	50%	40%
			Performing Cash Pay Mezzanine Investments	45%	35%

Advance Rate Table	Number of Portfolio Investments	Percentage of the Aggregate First Lien Contribution to the Borrowing Base	Advance Rates
II(b)	Greater than or equal to 12, but less than 15	Greater than or equal to 55%	Portfolio Investment Cash, Cash Equivalents and Short-Term U.S. Government Securities	Quoted 100%	Unquoted n.a.
			Long-Term U.S. Government Securities	95%	n.a.
			Performing First Lien Bank Loans	70%	60%
			Second Out Portions of Performing Unitranche Bank Loans	65%	55%
			Performing Second Lien Bank Loans	60%	50%
			Performing Cash Pay High Yield Securities	50%	40%
			Performing Covenant-Lite Loans	50%	40%
			Performing Cash Pay Mezzanine Investments	45%	35%
II(c)	Greater than or equal to 12, but less than 15	Less than 55%	Portfolio Investment Cash, Cash Equivalents and Short-Term U.S. Government Securities	Quoted 100%	Unquoted n.a.
			Long-Term U.S. Government Securities	95%	n.a.
			Performing First Lien Bank Loans	65%	55%

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			Second Out Portions of Performing Unitranche Bank Loans	60%	50%
			Performing Second Lien Bank Loans	55%	45%
			Performing Cash Pay High Yield Securities	45%	35%
			Performing Covenant-Lite Loans	45%	35%
			Performing Cash Pay Mezzanine Investments	40%	30%
II(d)	Greater than or equal to 10, but less than 12	Greater than or equal to 60%	Portfolio Investment Cash, Cash Equivalents and Short-Term U.S. Government Securities	Quoted 100%	Unquoted n.a.
			Long-Term U.S. Government Securities	95%	n.a.
			Performing First Lien Bank Loans	65%	55%
			Second Out Portions of Performing Unitranche Bank Loans	60%	50%
			Performing Second Lien Bank Loans	55%	45%
			Performing Cash Pay High Yield Securities	45%	35%
			Performing Covenant-Lite Loans	45%	35%
			Performing Cash Pay Mezzanine Investments	40%	30%
Advance Rate Table	Number of Portfolio Investments	Percentage of the Aggregate First Lien Contribution to the Borrowing Base	Advance Rates
II(e)	Greater than or equal to 10, but less than 12	Less than 60%	Portfolio Investment Cash, Cash Equivalents and Short-Term U.S. Government Securities	Quoted 100%	Unquoted n.a.
			Long-Term U.S. Government Securities	95%	n.a.
			Performing First Lien Bank Loans	60%	50%
			Second Out Portions of Performing Unitranche Bank Loans	55%	45%
			Performing Second Lien Bank Loans	50%	40%
			Performing Cash Pay High Yield Securities	40%	30%
			Performing Covenant-Lite Loans	40%	30%
			Performing Cash Pay Mezzanine Investments	35%	25%
II(f)	Greater than or equal to 8, but less than 10	Greater than or equal to 65%	Portfolio Investment Cash, Cash Equivalents and Short-Term U.S. Government Securities	Quoted 100%	Unquoted n.a.
			Long-Term U.S. Government Securities	95%	n.a.
			Performing First Lien Bank Loans	60%	50%

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			Second Out Portions of Performing Unitranche Bank Loans	55%	45%
			Performing Second Lien Bank Loans	50%	40%
			Performing Cash Pay High Yield Securities	40%	30%
			Performing Covenant-Lite Loans	40%	30%
			Performing Cash Pay Mezzanine Investments	35%	25%
II(g)	Greater than or equal to 8, but less than 10	Less than 65%	Portfolio Investment Cash, Cash Equivalents and Short-Term U.S. Government Securities	Quoted 100%	Unquoted n.a.
			Long-Term U.S. Government Securities	95%	n.a.
			Performing First Lien Bank Loans	55%	45%
			Second Out Portions of Performing Unitranche Bank Loans	50%	40%
			Performing Second Lien Bank Loans	45%	35%
			Performing Cash Pay High Yield Securities	35%	25%
			Performing Covenant-Lite Loans	35%	25%
			Performing Cash Pay Mezzanine Investments	30%	20%

“Bank Loans” means debt obligations (including, without limitation, term loans, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans, bridge loans and senior subordinated loans) which are generally documented under documentation substantially similar to documents used under a syndicated loan or credit facility.
“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of, and any and all other equity interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.
“Cash” has the meaning assigned to such term in Section 1.01 of the Credit Agreement.
“Cash Equivalents” has the meaning assigned to such term in Section 1.01 of this
Agreement, provided that for purposes of this Section 5.13 the reference to “one year” in clause (a) of such definition shall be deemed to be a reference to “one month”.
“Cash Pay Bank Loans” means First Lien Bank Loans, Second Lien Bank Loans, Unitranche Bank Loans and Covenant-Lite Loans as to which, at the time of determination, all of the interest on which is payable not less frequently than quarterly and for which not less than

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2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly or quarterly period (as applicable) is payable in cash.
“CDO Securities” means debt securities, equity securities or composite or combination securities (i.e. securities consisting of a combination of debt and equity securities that are issued in effect as a unit), including synthetic securities that provide synthetic credit exposure to debt securities, equity securities or composite or combination securities, that entitle the holders thereof to receive payments that (i) depend on the cash flow from a portfolio consisting primarily of ownership interests in debt securities, corporate loans or asset-backed securities or (ii) are subject to losses owing to credit events (howsoever defined) under credit derivative transactions with respect to debt securities, corporate loans or asset-backed securities.
“Covenant-Lite Loans” means (i) any Quoted Investment that does not require the Borrower to comply with any financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement) and that trades at a discount to par in excess of 15% and (ii) any Unquoted Investment that does not require the Borrower to comply with any financial covenants (including without limitation any covenant relating to a borrowing base, asset valuation or similar asset-based requirement), in each case regardless of whether compliance with one or more incurrence covenants is otherwise required by such loan.
“First Lien Bank Loan” means a Bank Loan (including any First Out Portion of any Unitranche Bank Loan) that is entitled to the benefit of a first lien and first priority perfected security interest (subject to customary encumbrances and to any Permitted Prior Working Capital Lien) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof; provided that if the leverage ratio of the relevant borrower or borrower group under such Bank Loan at any time exceeds 4 to 1, only that portion of such Bank Loan which when added to all senior debt of such borrower or borrower group would cause the ratio of such sum to it or their EBITDA not to exceed 4 to 1 shall be treated as a First Lien Bank Loan and any portion in excess of such portion shall not be a First Lien Bank Loan and shall be deemed a
Second Lien Bank Loan. For purposes of this definition,
(a)the “leverage ratio” of any borrower or borrower group shall mean the ratio of the relevant portion of the relevant Bank Loan plus all senior debt of such borrower or borrower group to the sum of the EBITDA of such borrower or borrower group for the four quarters most recently ended (subject to customary adjustments resulting from fundamental corporate changes),
(b)“senior debt” shall mean all Indebtedness of such borrower or borrower group (other than such Bank Loan) that is secured (other than Indebtedness that is secured solely by the same collateral as such Bank Loan and on a basis junior thereto) or that is senior to or pari passu with such Bank Loan, and

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(c)“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization plus such other adjustments as may be included in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Portfolio Investment, provided that such adjustments are usual and customary and substantially comparable to market terms for substantially similar debt of other similarly situated borrowers at the time such relevant agreements are entered into as reasonably determined in good faith by the Borrower.
“First Out Portion” means, with respect to any Unitranche Bank Loan, (a) such portion of such Unitranche Bank Loan which is not (and is not effectively) subject to any debt subordination or superpriority rights of other lenders following an event of default, and (b) any portion of such Unitranche Bank Loan deemed a “First Out Portion” pursuant to the proviso to the definition of “Second Out Portion”.
“High Yield Securities” means debt Securities (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that are not Cash Equivalents, Mezzanine Investments or Bank Loans.
“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one month from the applicable date of determination.
“Mezzanine Investments” means debt Securities (including convertible debt
Securities (other than the “in-the-money” equity component thereof)) (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same issuer.
“Performing” means (a) with respect to any Portfolio Investment that is debt, the issuer of such Portfolio Investment is not in default of any payment obligations in respect thereof, after the expiration of any applicable grace period and (b) with respect to any Portfolio Investment that is Preferred Stock, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace period.
“Performing Cash Pay High Yield Securities” means High Yield Securities (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (b) which are Performing.
“Performing Cash Pay Mezzanine Investments” means Mezzanine Investments (a) as to which, at the time of determination, not less than 2/3rds of the interest (including

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accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash, and (b) which are Performing.
“Performing Covenant-Lite Loans” means Covenant-Lite Loans which are Cash Pay Bank Loans and are Performing.
“Performing First Lien Bank Loans” means First Lien Bank Loans which are Cash Pay Bank Loans and are Performing.
“Performing Second Lien Bank Loans” means Second Lien Bank Loans which are Cash Pay Bank Loans and are Performing.
“Performing Unitranche Bank Loans” means Unitranche Bank Loans which are Cash Pay Bank Loans and are Performing.

“Permitted Prior Working Capital Lien” means, with respect to any borrower under a Bank Loan, a security interest to secure a revolving facility for such borrower and any of its subsidiaries in the accounts receivable and inventory (and the proceeds thereof) of such borrower and any of its subsidiaries that are guarantors of such revolving facility; provided that (i) such Bank Loan has a second priority lien on such accounts receivable and inventory that is subject to the first priority lien of such revolving facility (or a pari passu lien on such collateral where the revolving facility has a super-priority right of payment), (ii) such revolving facility is not secured by any other assets (other than a pari passu lien or a second priority lien, subject to the first priority lien of the Bank Loan) and does not benefit from any standstill rights or other agreements (other than customary rights) with respect to any other assets and (iii) the funded amount of such revolving facility is not greater than 30% of the sum of the funded amount of such revolving facility plus the original principal amount of the associated First Lien Bank Loan (as determined at the inception of such Bank Loan or at the time of any later upsize of such Bank Loan).

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Capital Stock of such Person, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Capital Stock. “Second Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a second lien and second priority perfected security interest (subject to customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof and any portion of any Bank Loan that is deemed a Second Lien Bank Loan pursuant to the proviso to the first sentence of the definition of First Lien Bank Loan.
“Second Out Portion” means, with respect to any Unitranche Bank Loan, any

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portion of such Unitranche Bank Loan which is, or is effectively, subject to debt subordination and superpriority rights of other lenders following an event of default; provided that if all of the First Out Portion of any Unitranche Bank Loan is then a Portfolio Investment, the portion of such Unitranche Bank Loan that would otherwise be the “Second Out Portion” pursuant to the foregoing shall be deemed a First Out Portion.
“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Short-Term U.S. Government Securities” means U.S. Government Securities maturing on a date that is one month after, or within one month of, the applicable date of determination.
“Unitranche Bank Loan” means a Bank Loan structured as a first lien senior secured credit facility but representing combined economics of senior and second lien or subordinated debt pursuant to documentation substantially in the form of a “unitranche bank loan”.

“U.S. Government Securities” has the meaning assigned to such term in Section 1.01 of this Agreement.
“Value” means with respect to any Portfolio Investment, the most recent value as determined pursuant to Section 5.12.
ARTICLE VI

NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees due and payable hereunder (other than Unasserted Contingent Obligations) have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01.     Indebtedness. The Borrower will not, nor will it permit any other Obligor to, create, incur, assume or permit to exist any Indebtedness, except:
(a)Indebtedness created hereunder or under any other Loan Document;

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(b)[Reserved];
(c)Other Permitted Indebtedness;
(d)Indebtedness of the Borrower to or from any other Obligor or Indebtedness of an Obligor to or from another Obligor;
(e)repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities that do not constitute Collateral;
(f)obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;
(g)other Indebtedness in an aggregate amount not exceeding the Additional Debt Amount at any one time outstanding and that, taken together with Indebtedness permitted under clause (a) of this Section 6.01 (1) does not exceed, at the time it is incurred, the amount required to comply with the provisions of Section 6.07(b) and (2) will not result in the Covered Debt Amount, at the time it is incurred, exceeding the Borrowing Base, so long as no Default or Event of Default shall have occurred or be continuing after giving effect to the incurrence of such other indebtedness;
(h)[Reserved];
(i)[Reserved]; and
(j)obligations arising with respect to Hedging Agreements.
Notwithstanding the foregoing, the Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any total return swap.

SECTION 6.02.     Liens. The Borrower will not, nor will it permit any other Obligor to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)any Lien on any property or asset of the Borrower existing on the Restatement Effective Date and set forth in Part B of Schedule II, provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the Restatement Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(b)Liens created pursuant to the Security Documents;

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(c)Liens on Special Equity Interests included in the Portfolio Investments but only to the extent securing obligations in the manner provided in the definition of
“Special Equity Interests” in Section 1.01;
(d)Liens securing Indebtedness or other obligations in an aggregate principal amount not exceeding the Additional Debt Amount at any one time outstanding (which may cover Portfolio Investments, but only to the extent released from the Lien in favor of the Collateral Agent in accordance with the requirements of Section 10.03 of the Guarantee and Security Agreement), so long as at the time thereof and after giving effect thereto the Covered Debt Amount does not exceed the lower of (i) the Borrowing Base or (ii) the Adjusted Portfolio Investments Amount;
(e)Permitted Liens;
(f)[Reserved]; and
(g)Liens securing Indebtedness permitted under Section 6.01(e) and (f).
SECTION 6.03.     Fundamental Changes and Dispositions of Assets. The Borrower will not, nor will it permit any other Obligor to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not reorganize under the laws of a jurisdiction other than any jurisdiction in the United States. The Borrower will not, nor will it permit any other Obligor to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document. The Borrower will not, nor will it permit any other Obligor to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding assets sold or disposed of in the ordinary course of business (including to make expenditures of cash in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries).
Notwithstanding the foregoing provisions of this Section:
(a)any Subsidiary Guarantor of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that if any such transaction shall be between a Subsidiary Guarantor and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation;
(b)any Obligor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned
Subsidiary Guarantor of the Borrower;

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(c)the capital stock of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;
(d)[Reserved];
(e)[Reserved];
(f)[Reserved];
(g)the Borrower or the other Obligors may dissolve or liquidate any Subsidiary that does not own, legally or beneficially, assets (including, without limitation, Portfolio Investments) which in aggregate have a value of $500,000 or more at such time of dissolution or liquidation; and
(h)the Borrower and the other Obligors may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $1,000,000 in any fiscal year.
SECTION 6.04.     Investments. The Borrower will not, nor will it permit any other Obligor to, acquire, make or enter into, or hold, any Investments except:
(a)operating deposit accounts with banks;
(b)Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;
(c)Hedging Agreements entered into in the ordinary course of any Obligor’s financial planning and not for speculative purposes;
(d)Portfolio Investments, by the Borrower and any of its Subsidiaries to the extent such Portfolio Investments are of the character of assets permitted to be acquired by business development companies under the Investment Company Act and are permitted by the Borrower’s Investment Policies; and
(e)additional Investments permitted under the Limited Partnership
Agreement up to but not exceeding $5,000,000 in the aggregate at any time outstanding.
For purposes of clause (e) of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (calculated at the time such Investment is made) minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of

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such Investment, provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment or any other matter (other than any cash or assets contributed or invested in such Investment).
SECTION 6.05.     Restricted Payments. The Borrower will not, nor will it
permit any other Obligor to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may declare and pay Restricted Payments so long as (i) on the date of such Restricted Payment and after giving effect thereto (x) the Covered Debt Amount does not exceed 85% of the Borrowing Base and (y) no Default shall have occurred and be continuing and (ii) on the date of such Restricted Payment the Borrower delivers to the Administrative Agent and each Lender a Borrowing Base Certificate as at such date demonstrating compliance with subclause (x) after giving effect to such Restricted Payment. For purposes of preparing such Borrowing Base Certificate, (A) the Value of any Quoted Investment shall be the most recent quotation available for such Portfolio Investment and (B) the Value of any Unquoted Investment shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(d), provided that the Borrower shall reduce the Value of any Portfolio Investment referred to in this sub-clause (B) to the extent necessary to take into account any events of which the Borrower has knowledge that adversely affect the value of such Portfolio Investment.
Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary Guarantor of the Borrower to the Borrower or to any other Subsidiary Guarantor.
For the avoidance of doubt, the Borrower shall not declare any dividend to the extent such declaration violates the provisions of the Investment Company Act applicable to it.
SECTION 6.06.     Certain Restrictions on Subsidiaries. The Borrower will
not permit any of its Subsidiaries to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property; provided that the foregoing shall not apply to (i) indentures, agreements, instruments or other arrangements pertaining to other Indebtedness permitted hereby (provided that such restrictions would not adversely affect the exercise of rights or remedies of the Administrative Agent or the Lenders hereunder or under the Security Documents or restrict any Subsidiary in any manner from performing its obligations under the Loan Documents) and (ii) indentures, agreements, instruments or other arrangements pertaining to any lease, sale or other disposition of any asset permitted by this Agreement or any Lien permitted by this Agreement on such asset so long as the applicable restrictions only apply to such assets.

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SECTION 6.07.     Certain Financial Covenants.

(a)	Minimum Borrower’s Shareholders’ Equity. The Borrower will not permit Borrower’s Shareholders’ Equity at any time to be less than $75,000,000 (it being understood that for purposes of measuring such Shareholders’ Equity the Borrower shall not be required to value its Portfolio Investments on a more frequent basis than is required by Section 5.12(b)).

(b)	Asset Coverage Ratio. (i) During the period from the Restatement
Effective Date through and including July 31, 2018, the Borrower will not permit the Asset
Coverage Ratio to be less than 2.00 to 1.00 at any time during such period, (ii) during the period from August 1, 2018 through and including July 31, 2019, the Borrower will not permit the Asset Coverage Ratio to be less than 2.25 to 1.00 at any time during such period, (iii) during the period from August 1, 2019 through and including July 31, 2020, the Borrower will not permit the Asset Coverage Ratio to be less than 2.50 to 1.00 at any time during such period, and (iv) at any time on and after August 1, 2020, the Borrower will not permit the Asset Coverage Ratio to be less than 3.00 to 1.00 at any time.
SECTION 6.08.     Transactions with Affiliates. The Borrower will not, and
will not permit any other Obligors to enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions at prices and on terms and conditions not less favorable, taken as a whole, to the Borrower or such other Obligor than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any other Obligors not involving any other Affiliate, (c) Restricted Payments permitted by Section 6.05, (d) the transactions provided in the Affiliate Agreements delivered to each of the Lenders pursuant to Section 3.15 (as such agreements are amended, modified or supplemented from time to time in a manner not materially adverse to the Lenders), (e) transactions described or referenced on Schedule V, (f) any Investment that results in the creation of an Affiliate, (g) co-investment transactions with one or more affiliates as permitted by the SEC exemptive order issued on May 21, 2013 or as otherwise permitted by applicable law and SEC staff interpretations thereof, or (h) the payment of compensation and reimbursement of expenses and indemnification to directors in the ordinary course of business.
SECTION 6.09.     Lines of Business. The Borrower will not, nor will it
permit any other Obligor to, engage in any business in a manner that would violate its Investment Policies in any material respect.
SECTION 6.10.     No Further Negative Pledge. The Borrower will not, and
will not permit any other Obligors to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting

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further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; and (d) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the “Secured Obligations” under and as defined in the Guarantee and Security Agreement and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans, or any Hedging Agreement.
SECTION 6.11.     Modifications of Certain Documents. (a) The Borrower
will not consent to any modification, supplement or waiver of any of the Affiliate Agreements, unless such modification, supplement or waiver is not less favorable, taken as a whole, to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, in each case, without the prior consent of the Administrative Agent (with the approval of the Required Lenders).
Without limiting the foregoing, the Borrower may, at any time and from time to time, without the consent of the Administrative Agent or the Required Lenders, freely amend, restate, terminate, or otherwise modify any documents, instruments and agreements evidencing, securing or relating to Indebtedness permitted pursuant to Section 6.01(d), including increases in the principal amount thereof, modifications to the advance rates and/or modifications to the interest rate, fees or other pricing terms so long as following any such action such Indebtedness continues to be permitted under Section 6.01(d).
(b)     The Obligors shall not alter, amend or modify any of their charters, by-
laws or other formation or organizational documents in any manner materially adverse to the Lenders.
SECTION 6.12.     Payments of Other Indebtedness. The Borrower will not,
nor will it permit any other Obligor to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Indebtedness that is not then included in the Covered Debt Amount (other than the refinancing of such Indebtedness with Indebtedness permitted under Section 6.01), except for:
(a)regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness (it being understood that: (w) the conversion features into Permitted Equity Interests under convertible notes; (x) the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests; and (y) any cash payment on account of interest on such convertible notes made by the Borrower in respect of such triggering and/or settlement thereof, shall be permitted under this clause (a));

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(b)payments and prepayments thereof required to comply with requirements of Section 2.09(c); and
(c)other payments and prepayments so long as at the time of and immediately after giving effect to such payment, (i) no Default shall have occurred and be continuing and (ii) if such payment were treated as a “Restricted Payment” for the purposes of determining compliance with Section 6.05, such payment would be permitted to be made under Section 6.05;
provided that, in the case of clauses (a) through (c) above, in no event shall any Obligor be permitted to prepay or settle (whether as a result of a mandatory redemption, conversion or otherwise) any such Indebtedness, if after giving effect thereto, the Covered Debt Amount would exceed the Borrowing Base.
ARTICLE VII

EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur and be continuing:
(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days in the case of interest and fees or ten or more Business Days following notice thereof from the administrative Agent in the case of such other amounts;
(c)any representation or warranty made (or deemed made pursuant to Section 4.02) by or on behalf of any Obligor in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;
(d)any Obligor shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (with respect to such Obligor’s existence) or Sections 5.08(a) and (b), Section 5.09 or in Article VI or any Obligor shall default in the

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performance of any of its obligations contained in Section 7 of the Guarantee and Security Agreement, (ii) Section 5.02 or (iii) Sections 5.01(d) and (e) and such failure, in the case of this clause (iii), shall continue unremedied for a period of five or more days after notice thereof by the Administrative Agent (given at the request of any Lender) to such Obligor;
(e)a Borrowing Base Deficiency shall occur and continue unremedied for a period of five or more Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency pursuant to Section 5.01(e), provided that it shall not be an Event of Default hereunder if the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), so long as such
Borrowing Base Deficiency is cured within such 30-Business Day period;
(f)any Obligor shall fail to observe or perform any covenant, condition or agreement applicable to it contained in this Agreement (other than those specified in clause (a), (b), (d), or (e) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the
Administrative Agent (given at the request of any Lender) to such Obligor;
(g)the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Borrower Material Indebtedness when and as the same shall become due and payable, taking into account (other than with respect to payments of principal) any applicable grace period;
(h)any event or condition occurs that results in any Borrower Material Indebtedness (i) becoming due prior to its scheduled maturity or (ii) that shall continue unremedied for any applicable period of time sufficient to enable or permit the holder or holders of any Borrower Material Indebtedness or any trustee or agent on its or their behalf to cause any Borrower Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (for the avoidance of doubt, after giving effect to any applicable grace period), unless, in the case of this clause (ii), so long as the Commitments have not been terminated and the Loans declared due and payable in whole, such event or condition is no longer continuing or has been waived in accordance with the terms of such Borrower Material Indebtedness such that the holder or holders thereof or any trustee or agent on its or their behalf are no longer enabled or permitted to cause such Borrower Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (h) shall not apply (1) to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (2) to convertible debt

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that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default”
(as defined in the documents governing such convertible Borrower Material
Indebtedness);
(i)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;
(j)any Obligor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(k)any Obligor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(l)one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000, shall be rendered against any Obligor or any combination of Obligors and (i) the same shall remain undischarged for a period of 30 consecutive days following the entry of such judgment during which 30 day period such judgment shall not have been vacated, stayed, discharged or bonded pending appeal, or liability for such judgment amount shall not have been admitted by an insurer of reputable standing, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment;
(m)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a
Material Adverse Effect;
(n)a Change in Control shall occur;

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(o)CVC Credit Partners, LLC shall cease to be the investment advisor for the
Obligors;
(p)the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments included in the Collateral Pool having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments included in the Collateral Pool, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents); provided that if such default is as a result of any action of the Administrative Agent or Collateral Agent or a failure of the
Administrative Agent or Collateral Agent to take any action within its control, then there shall be no Default or Event of Default hereunder unless such default shall continue unremedied for a period of ten (10) consecutive Business Days after any Obligor receives written notice of such default thereof from the Administrative Agent unless the continuance thereof is a result of a failure of the Collateral Agent or Administrative
Agent to take an action within their control;
(q)except for expiration or termination in accordance with its terms, the Guarantee and Security Agreement or any other Security Document shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by any Obligor;
(r)the Obligors shall at any time, without the consent of the Required
Lenders, (i) modify, supplement or waive in any material respect the Investment Policies (other than any modification, supplement or waiver required by any applicable law, rule or regulation), provided that it shall not be deemed a modification in any material respect of the Investment Policies if the permitted investment size of the Portfolio Investments proportionately increases as the size of the Borrower’s capital base changes, (ii) modify, supplement or waive in any material respect the Valuation Policy (other than any modification, supplement or waiver (x) required under GAAP, (y) required by any applicable law, rule or regulation, or (z) which provides for valuations more frequently than quarterly), (iii) fail to comply with the Valuation Policy or the Investment Policies in any material respect, and in the case of sub-clause (iii) of this clause (r), such failure shall continue unremedied for a period of 30 or more days after the earlier of notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower or knowledge thereof by a Financial Officer of any Obligor, or (iv) modify, supplement or waive in any manner material and adverse to the Lenders the definitions of
“Commitment”, “Commitment Period”, “Primary New Asset Commitment”, “Secondary New Asset Commitment”, “Seed Assets” or “Seed Commitment”, or Sections 3
(Commitments) or 4 (Contributions), in each case, as set forth in the Limited Partnership Agreement (it being understood that any modification, supplement or waiver that reduces

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the amount of any such “Commitment” or restricts the ability to deliver a Capital Call Notice would be material and adverse to the Lenders); or
(s)any Undrawn New Asset Commitment (as defined in the Limited
Partnership Agreement as in effect on the date hereof) is used to acquire a New Asset (as defined in the Limited Partnership Agreement as in effect on the date hereof) that is not held by an Obligor;

then, and in every such event (other than an event with respect to any Obligor described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any Obligor described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII

THE ADMINISTRATIVE AGENT
Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the
Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied

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duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required
Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

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The Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld (or, if an Event of Default has occurred and is continuing in consultation with the Borrower), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative
Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or

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substantially all of the Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized to (1) release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented, and (2) spread any Liens to any Hedging Agreement Obligations (as such term is defined in the Guarantee and Security Agreement) in accordance with the Guarantee and Security Agreement.
ARTICLE IX

MISCELLANEOUS
SECTION 9.01.     Notices; Electronic Communications
(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as follows:
(i)if to the Borrower, to it at 712 Fifth Avenue, New York, NY 10019,
Attention: David DeSantis (e-mail: ddesantis@northportcapital.com);
(ii)if to the Administrative Agent, to JPMorgan Loan Services, 500 Stanton
Christiana Road, Ops 2, 3rd Floor Newark, DE 19713, Attention of Loan and Agency
Services Group (fax: 1-302-634-4733);
(iii)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Any party hereto may change its address, e-mail or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)     Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless otherwise notified by the Administrative Agent to the Borrower, the Borrower may satisfy its obligation to deliver

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documents or notices to the Administrative Agent or the Lenders under Sections 5.01 and 5.12(a) by delivering an electronic copy to: covenant.compliance@jpmorgan.com with copy to lauren.mayer@jpmorgan.com, hannah.j.needham@jpmorgan.com and michael.e.kusner@jpmorgan.com, or such other e-mail address(es) as provided to the Borrower in a notice from the Administrative Agent (and the Administrative Agent shall promptly provide notice thereof to the Lenders).

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
In no event shall the Administrative Agent or any Lender have any liability to the Borrower or any other Person for damages of any kind (whether in tort contract or otherwise) arising out of any transmission of communications through the internet, except in the case of direct damages, to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, willful misconduct or gross negligence of such relevant Person.
(c)     Documents to be Delivered under Sections 5.01 and 5.12(a). For so long as an Intralinks™ or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Sections 5.01 and 5.12(a) by delivering either an electronic copy in the manner specified in Section 9.01(b) or a notice identifying the website where such information is located for posting by the Administrative Agent on Intralinks™ or such equivalent website, provided that the Administrative Agent shall have no responsibility to maintain access to intralinks or an equivalent website.
SECTION 9.02.     Waivers; Amendments.
(a)No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the

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specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall
(i)increase the Commitment of any Lender without the written consent of such Lender,
(ii)reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each
Lender directly affected thereby,
(iii)postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,
(iv)change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby, or
(v)change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of
Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent and (y) the consent of Lenders holding not less than two-thirds of the Revolving Credit Exposure and unused Commitments will be required (A) for any adverse change (from the Lenders’ perspective) affecting the provisions of this Agreement relating to the calculation of the Borrowing Base (excluding changes to the provisions of Section 5.12(b)(iii) or (iv), but including changes to the definitions set forth in Section 5.13) unless otherwise expressly provided herein and (B) for any release of Collateral other than for fair value or as otherwise permitted hereunder or under the other Loan Documents.

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For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.

(c)	Amendments to Security Documents. No Security Document nor any
provision thereof may be waived, amended or modified, nor may the Liens thereof be spread to secure any additional obligations (excluding the spreading of such Liens to any Hedging Agreement Obligations (as such term is defined in the Guarantee and Security Agreement) as provided for in the Guarantee and Security Agreement) except pursuant to an agreement or agreements in writing entered into by the Borrower, and by the Collateral Agent with the consent of the Required Lenders; provided that, except as otherwise expressly permitted by the Loan Documents, (i) without the written consent of each Lender, no such agreement shall release all or substantially all of the Obligors from their respective obligations under the Security Documents and (ii) without the written consent of each Lender, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to all or substantially all of the collateral security provided thereby, or release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement to, and in addition to the rights of such parties under the Guarantee and Security Agreement, the Administrative Agent and the Collateral Agent under the Guarantee and Security Agreement may (in addition to the rights of such parties under the Guarantee and Security Agreement), release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented.

(d)	Replacement of Non-Consenting Lender. If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by this Section 9.02 that has been approved by the Required Lenders, the consent of one or more Lenders whose consent is required for such proposed change, waiver, discharge or termination is not obtained, then (so long as no Event of Default has occurred and is continuing) the Borrower shall have the right, at its sole cost and expense, to replace each such non-consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.19(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.
SECTION 9.03.     Expenses; Indemnity; Damage Waiver.

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(a)	Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one outside counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), subject to any limitation previously agreed in writing, (ii) all documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the documented fees, charges and disbursements of one outside counsel (and any additional outside counsel should any conflict of interest arise) for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made, including all such documented out-ofpocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iii) and all reasonable and documented out-of-pocket costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)	Indemnification by the Borrower. The Borrower shall indemnify the
Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.16), including the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have arisen from the bad faith, willful misconduct or gross negligence of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of the Transactions asserted by an Indemnitee against the Borrower or any other Obligor, provided that the foregoing

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limitation shall not be deemed to impair or affect the obligations of the Borrower under the preceding provisions of this subsection.

(c)	Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)	Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any
Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)	Payments. All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04.     Successors and Assigns.

(a)	Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)	Assignments by Lenders.
(i)Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

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(A)    the Borrower, provided, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing, any other assignee; provided further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and (B)     the Administrative Agent.
(ii)Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the
Administrative Agent) shall not be less than U.S. $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment of Commitments or Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the
Administrative Agent an Assignment and Assumption in substantially the form of
Exhibit A hereto, together with a processing and recordation fee of U.S. $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender) (for which the Borrower and the Guarantors shall not be obligated); and
(D)    the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(E)    unless a Default or Event of Default has occurred and is continuing, such assignee is not a Competitor.
(iii)Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption,

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have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and
Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)	Maintenance of Registers by Administrative Agent. The Administrative
Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”). The entries in the Registers shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)	Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(e)Participations. Any Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment,

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modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(d) as though it were a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(f)Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16 as though it were a Lender and in the case of a Participant claiming exemption for portfolio interest under Section 871(h) or 881(c) of the Code, the applicable Lender shall provide the Borrower with satisfactory evidence that the participation is in registered form and shall permit the Borrower to review such register as reasonably needed for the Borrower to comply with its obligations under applicable laws and regulations.
(g)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
(h)No Assignments to Natural Persons or the Borrower or its Affiliates or Subsidiaries. Anything in this Section to the contrary notwithstanding, no Lender may assign or

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participate any interest in any Loan held by it hereunder to (i) any natural person or (ii) the Borrower or any of its Affiliates or Subsidiaries.
SECTION 9.05.     Survival. All covenants, agreements, representations and
warranties made by the any Obligor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by email or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07.     Severability. Any provision of this Agreement held to be

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invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be contingent or unmatured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Administrative Agent of any such setoff and application made by such Lender.
SECTION 9.09.     Governing Law; Jurisdiction; Etc.

(a)	Governing Law. This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

(b)	Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)	Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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(d)	Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,
ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING
DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT
OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON
CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES
THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS
REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD
NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER
AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.     [Reserved].
SECTION 9.12.     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. None of the Joint Lead Arrangers or the Syndication Agent shall have any responsibility under this Agreement.
SECTION 9.13.     Treatment of Certain Information; Confidentiality.
(a)Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower or its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.
(b)Confidentiality. Each of the Administrative Agent, the Lenders and the Joint Lead Arrangers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of

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such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) to any pledgee pursuant to Section 9.04(g), (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,
(vii) subject to an agreement containing provisions substantially the same as those of this Section, to (w) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; provided that, such Person would be permitted to be an assignee or participant pursuant to the terms hereof, (x) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; provided that, such Person would be permitted to be an assignee or participant pursuant to the terms hereof, (y) any rating agency or credit insurance provider or (z) the CUSIP Service Bureau or any similar organization, (viii) with the consent of the Borrower, (ix) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or its Affiliates.
For purposes of this Section, “Information” means all information received from the Borrower or its Subsidiaries relating to the Borrower or its Subsidiaries or any of their respective businesses or any Portfolio Investment, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or its Subsidiaries, provided that, in the case of information received from the Borrower or its Subsidiaries after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.14.     USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.
SECTION 9.15.     Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
SECTION 9.16.     No Fiduciary Duty. Each Lender and its Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Obligors, their stockholders and/or their affiliates. Each Obligor agrees that nothing in the Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Obligor, its stockholders or its affiliates, on the other. The Obligors acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Obligors, on the other, and (ii) solely in connection therewith and solely with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Obligor, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Obligor, its stockholders or its Affiliates on other matters) or any other obligation to any Obligor except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Obligor, its management, stockholders, creditors or any other Person. Each Obligor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated by the Loan Documents and the process leading thereto. Each Obligor agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Obligor, solely in connection with the transactions contemplated by the Loan Documents or the process leading thereto.
SECTION 9.17.     Termination. Promptly upon the Termination Date, the Administrative Agent shall direct the Collateral Agent to, on behalf of the Administrative Agent,

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the Collateral Agent and the Lenders, deliver to the Borrower such termination statements and releases and other documents necessary or appropriate to evidence the termination of this Agreement, the Loan Documents, and each of the documents securing the obligations hereunder as the Borrower may reasonably request, all at the sole cost and expense of the Borrower.
SECTION 9.18.     Lender Representations. Until such time as the Borrower
becomes a registered investment company pursuant to the Investment Company Act (or is exempted from registration thereto other than pursuant to Section 3(c)(7) of the Investment Company Act) and pursuant to the terms of this Agreement, each Lender and each Participant hereby represents and warrants that it is a “qualified purchaser” within the meaning of the Investment Company Act.
[Signature pages follow]

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JPMORGAN CHASE BANK, N.A.,
as a Lender and as Administrative Agent

By: ______________________
Name: Michael Kusner
Title: Vice President
J.P.Morgan

[*Signature page to Amended and Restated Credit Agreement*]

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CUSTOMERS BANK, as a Lender

By: Lyle P. Cunningham

Name: LYLE P. CUNNINGHAM

Title: SVP

[Signature Page to Amended and Restated Credit Agreement]

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KEYBANK NATIONAL ASSOCIATION, as a Lender

By: ______________________________

Name: MICHAEL O'HERN
Title: Senior Vice President

[*Signature page to Amended and Restated Credit Agreement*]

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EVERBANK COMMERCIAL FINANCE, INC., as a Lender

By: John Dale

Name: John Dale

Title: Managing Director

[*Signature page to Amended and Restated Credit Agreement*]

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